Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

IRIS DATA SERVICES, INC.,

R. KENT TEAGUE II,

EPIQ SYSTEMS ACQUISITION, INC.,

EPIQ SYSTEMS, LTD.,

EPIQ SYSTEMS, INC.,

THE KEY PARTICIPANTS

and

MAJOR BAISDEN

Dated as of April 7, 2015

i

5.19	Brokerage Fees	42
5.20	Intellectual Property	43
5.21	Corrupt Practices	45
5.22	Information Technology; Security and Privacy	45
5.23	Transactions with Affiliates	45
5.24	Corporate Name	45
5.25	Accounts; Safe Deposit Boxes; Powers of Attorney	45
5.26	Earn-Out Obligations	46
5.27	Plan Participants	46
5.28	Dividends and Distributions	47
5.29	Customers	47
5.30	NO OTHER REPRESENTATIONS	47

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		48
6.1	Organization	48
6.2	Buyer Authority	48
6.3	No Conflict	48
6.4	Consents and Approvals	49
6.5	Compliance with Laws	49
6.6	Financing	49
6.7	Legal Proceedings	49
6.8	Brokerage Fees	49
6.9	Nature of Investment	49
6.10	Independent Investigation; Non-Reliance	50

ARTICLE 7 CONDUCT OF THE ACQUIRED COMPANIES PENDING CLOSING		50
7.1	Conduct of Business	50
7.2	Pre-Closing Restrictions	50

ARTICLE 8 ADDITIONAL AGREEMENTS		52
8.1	Access and Confidentiality	52
8.2	Regulatory and Other Authorizations and Consents	55
8.3	Public Announcements	55
8.4	Supplemental Disclosure	56
8.5	Expenses	56
8.6	Exclusivity	56
8.7	Employee Matters	56
8.8	Officer and Director Indemnification and Exculpation	58
8.9	Release of Guaranties	59
8.10	Dividends	59
8.11	Excluded Assets	60
8.12	Stockholder Consent to Parachute Payments	60
8.13	Financial Statements	60
8.14	Non-Competition; Non-Solicitation; Non-Disparagement	61
8.15	Buyer Guaranty	62
8.16	Efforts to Close	64
8.17	Mutual Release	64
8.18	Plan Participant Waivers	65

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF SELLER AND THE COMPANY		66
9.1	Accuracy of Representations and Warranties	66
9.2	Performance of Covenants and Agreements	66
9.3	Consents	66
9.4	Legal Proceedings	66

ARTICLE 10 CONDITIONS TO OBLIGATIONS OF BUYER		66
10.1	Accuracy of Representations and Warranties	66
10.2	Performance of Covenants and Agreements	67
10.3	Consents	67
10.4	Legal Proceedings	67
10.5	No Material Adverse Effect	67
10.6	Release of Claims	67
10.7	Execution of Agreements	67
10.8	Section 280G Approvals	67

ARTICLE 11 TERMINATION		68
11.1	Termination	68
11.2	Effect of Termination	69

ARTICLE 12 TAX MATTERS		69
12.1	Liability for Taxes	69
12.2	Tax Returns; Filing Responsibility	71
12.3	Amended Return	72
12.4	Assistance and Cooperation	72
12.5	Tax Contests	73
12.6	Transfer Taxes	73
12.7	Tax Sharing Arrangements and Powers of Attorney	73
12.8	Tax Refunds	73
12.9	Allocations	73

ARTICLE 13 INDEMNIFICATION		73
13.1	Indemnification	73
13.2	Survival	77
13.3	Additional Limitations on Liability	77
13.4	Accounts Receivable	78
13.5	Exclusive Remedy	78
13.6	Escrow Release	78
13.7	Procedure with Respect to Third-Party Claims	79

ARTICLE 14 MISCELLANEOUS		80
14.1	Notices	80
14.2	Entire Agreement	81
14.3	Binding Effect; Assignment; No Third Party Benefit	82
14.4	Severability	82

14.5	Specific Performance and Other Remedies	82
14.6	Amendment	82
14.7	Waiver	82
14.8	Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL	83
14.9	Further Assurances	83
14.10	Disclosure Schedules	83
14.11	Counterparts	84
14.12	Privilege and Related Matters	84
14.13	Attorney Fees	84
14.14	Participant Representative	85

SCHEDULES

Schedule 1.1(a)	Applicable Capital Leases
Schedule 1.1(b)	Permitted Encumbrances
Schedule 4.1(c)	No Conflict (Seller)
Schedule 4.1(d)	Brokerage Fees (Seller)
Schedule 5.1(b)	Acquired Company Jurisdictions
Schedule 5.1(e)	Options and Rights to Acquire Equity
Schedule 5.3	No Conflict (Company)
Schedule 5.4(b)	Consents and Approvals (Company)
Schedule 5.5	Permits
Schedule 5.6(a)	Financial Statements
Schedule 5.6(b)	Undisclosed Liabilities
Schedule 5.7	Absence of Certain Changes
Schedule 5.7(h)	Latest Budget
Schedule 5.8	Tax Matters
Schedule 5.9	Compliance with Applicable Laws
Schedule 5.10	Legal Proceedings
Schedule 5.11	Real Property
Schedule 5.12	Personal Property
Schedule 5.13(a)	Indebtedness
Schedule 5.13(b)	Contracts with Affiliates
Schedule 5.13(c)	Other Material Contracts
Schedule 5.13(d)	Exceptions to Validity and Enforceability
Schedule 5.13(e)	Exceptions to Completeness
Schedule 5.14	Accounts Receivable
Schedule 5.15(a)	Benefit Plans
Schedule 5.15(c)	Excise Taxes
Schedule 5.15(g)	Prohibited Transactions
Schedule 5.15(h)	Non-U.S. Benefit Plans
Schedule 5.15(i)	Retiree Benefits
Schedule 5.16(a)	Labor Relations; Employment Matters
Schedule 5.16(b)	Employees, Officers and Directors
Schedule 5.16(c)	Employee Disputes, Conflicts and Claims
Schedule 5.16(e)	Non-Employees
Schedule 5.16(f)	Employee Restrictions

Schedule 5.17	Environmental
Schedule 5.18(a)	Insurance Claims
Schedule 5.18(b)	Insurance Policies
Schedule 5.19	Brokerage Fees (Company)
Schedule 5.20(a)	Intellectual Property
Schedule 5.20(b)	Exceptions to Intellectual Property
Schedule 5.20(c)	Company Owned IP
Schedule 5.20(f)	Intellectual Property Indemnities and Arrangements
Schedule 5.25	Accounts; Safe Deposit Boxes; Powers of Attorney
Schedule 5.26	Earn-Out Obligations
Schedule 5.27	Plan Participants
Schedule 5.27(c)	Accelerated Payments
Schedule 5.29	Customers
Schedule 7.2	Pre-Closing Restrictions
Schedule 8.7(a)	Severance Benefits
Schedule 8.9	Release of Guaranties
Schedule 8.11(a)	Excluded Assets
Schedule 9.3	Required Governmental Approvals/Third Party Consents (Seller and Company)
Schedule 10.3	Required Governmental Approvals/Third Party Consents (Buyer)

EXHIBITS

Exhibit A-1	Form of Noncompetition and Nonsolicitation Agreement
Exhibit A-2	Form of Noncompetition and Nonsolicitation Agreement (Marchand and Hirvela)
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Press Release
Exhibit D-1	Form of Plan Participant Waiver (Non-Applicable Participant)
Exhibit D-2	Form of Plan Participant Waiver (Applicable Participant)
Exhibit E-1	Form of Release of Claims (Clarity)
Exhibit E-2	Form of Release of Claims (Itek)

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into on the 7th day of April 2015 (the “Effective Date”), by and among Iris Data Services, Inc., a Texas corporation (the “Company”), R. Kent Teague II, an individual resident of the State of Texas (“Seller”), Epiq Systems Acquisition, Inc., a New York corporation (“Buyer”), Epiq Systems, Ltd., a private limited company organized and existing under the laws of the United Kingdom (“UK Buyer”), Epiq Systems, Inc., a Missouri corporation (“Parent”), Major Baisden, Paul Rowlett, Thomas Collins, Damon Goduto, Bryan Allen, Joel Harding, Irvin Marchand and Jeff Hirvela (each a “Key Participant” and collectively, the “Key Participants”) and Major Baisden in his capacity as “Participant Representative”. The Company, Seller, Parent, Buyer, UK Buyer, each Key Participant and Participant Representative are each referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Company owns 100% of the issued and outstanding equity interests of each of (i) the English Subsidiary (as defined below) (the “English Subsidiary Shares”), and (ii) the German Subsidiary (as defined below) (the “German Subsidiary Shares”, and collectively with the English Subsidiary Shares, the “European Subsidiary Shares”); and

WHEREAS, at the Closing, upon the terms and subject to the conditions set forth herein, (i) the Company will sell and the UK Buyer will purchase all of the Company’s right, title and interest in and to the European Subsidiary Shares, and (ii) Seller will sell and the Buyer will purchase all of Seller’s right, title and interest in and to the Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms shall have the meaning given to it below:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

“2014 Audited Financials” has the meaning assigned to such term in Section 8.13.

“Acquired Company” or “Acquired Companies” means, as appropriate, the Company, the English Subsidiary and/or the German Subsidiary.

“Acquired Employees” means any employee of an Acquired Company at the Closing.

“Adjustment Amount” has the meaning assigned to such term in Section 2.3(a).

“Adjustment Defense Fund” means One Hundred Thousand Dollars ($100,000).

“Adjustment Statement” has the meaning assigned to such term in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliated Group” means an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any of the Acquired Companies or any direct or indirect predecessor of any of the Acquired Companies, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included any of the Acquired Companies or any direct or indirect predecessor of any of the Acquired Companies.

“Aggregate Escrow Fund” means, collectively, the Seller Escrow Fund and the Participant Escrow Fund.

“Agreement” means this Stock Purchase Agreement, as the same may be amended or supplemented from time to time.

“Ancillary Agreements” shall mean the Escrow Agreement, the Noncompetition Agreements, the Employment Agreements, the Plan Participant Waivers and any other agreement or instrument entered into by one or more of the Parties in connection with this Agreement.

“Applicable Capital Leases” means those capital leases set forth on Schedule 1.1(a).

“Applicable Capital Lease Statement” has the meaning assigned to such term in Section 3.2(e).

“Applicable Plan Participant” means each Plan Participant who holds, as of the Effective Date, an excess of 100,000 vested Participation Units and who, as of the Closing Date, has executed and delivered a Plan Participant Waiver.

“Applicable Plan Participant Pro Rata Share” means, as to each Applicable Plan Participant, the number of vested Participation Units held by such Applicable Plan Participant immediately prior to the Closing divided by the total number of vested Participation Units held by all Applicable Plan Participants immediately prior to the Closing, in each case as set forth on Schedule 5.27 as updated prior to Closing.

“Article 2 Provisions” has the meaning set forth in Section 2.7.

“Audited Stub Financials” has the meaning assigned to such term in Section 8.13.

“Balance Sheet Date” means the date of the Most Recent Balance Sheet.

“BAP Agreement” means a business asset protection agreement between an Acquired Company, on the one hand, and an employee, whether current or former, of any Acquired Company, on the other hand.

“BAP Payment” means compensation owing to an employee of an Acquired Company following termination of such employee’s employment with an Acquired Company in respect of compliance by such employee with the terms and conditions of a BAP Agreement.

“Benefit Plan” means any agreement, arrangement, plan, or policy, qualified or non-qualified, that involves any: (a) equity purchase plan, option, equity bonus, phantom equity or other equity plan; (b) pension, profit sharing, bonus, retirement, deferred compensation, incentive compensation, severance or termination pay; (c) welfare or “fringe” benefits, including hospitalization or other medical or dental, life or other insurance, supplemental unemployment, salary continuation, vacation benefits plan, tuition, company car, club dues, sick leave, maternity, paternity, or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (d) employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and any “employee welfare plan” within the meaning of Section 3(1) of ERISA, in each case, whether or not subject to the jurisdiction of ERISA.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Kansas City, Missouri are authorized or obligated by Law to close.

“Buyer” has the meaning assigned to such term in the introductory paragraph.

“Buyer Group” means Parent and the direct and indirect wholly-owned subsidiaries of Parent, including, from and after the Closing, the Acquired Companies.

“Buyer Indemnified Parties” has the meaning assigned to such term in Section 13.1(a).

“Buyer Obligations” has the meaning assigned to such term in Section 8.15.

“Cash” means, as of the specified date, all cash, cash equivalents, marketable securities and liquid investments of the Acquired Companies, including all deposited but uncleared bank deposits.

“Certified Public Accountants” means McGladrey LLP.

“Claiming Party” has the meaning assigned to such term in Section 13.7(a).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Effective Time” means 11:59 P.M. on the Closing Date, Kansas City, Missouri time.

“Closing Date Pro Forma Balance Sheet” has the meaning assigned to such term in Section 2.3(b).

“Closing Funds Flow Statement” has the meaning assigned to such term in Section 2.2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications” has the meaning assigned to such term in Section 14.12.

“Company” has the meaning assigned to such term in the introductory paragraph.

“Company Benefit Plan” has the meaning assigned to such term in Section 5.15.

“Company IP” means all Company Owned IP and Non-Company Owned IP.

“Company IT Systems” has the meaning assigned to such term in Section 5.22(a).

“Company Owned IP” means all Intellectual Property owned by any Acquired Company, including but not limited, to Listed IP and those portions of Company Software that are owned by any Acquired Company.

“Company Released Claims” has the meaning assigned to such term in Section 8.17(b)(i).

“Company Releasees” has the meaning assigned to such term in Section 8.17(a)(i).

“Company Releasors” has the meaning assigned to such term in Section 8.17(b)(i).

“Company Software” has the meaning assigned to such term in Section 5.20(c).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Continuing Benefits” has the meaning assigned to such term in Section 8.7(a).

“Cornerstone Note Payable” shall mean that certain Promissory Note executed by the Company in favor of Cornerstone Bank, dated January 30, 2015.

“Covered Claims” has the meaning assigned to such term in Section 8.8(a).

“Covered Costs” has the meaning assigned to such term in Section 8.8(a).

“Covered Indemnitees” has the meaning assigned to such term in Section 8.8(a).

“Datasite” means that certain electronic data room developed and maintained by the Company and its Affiliates and representatives and accessible by Buyer, through HighQ Solutions in connection with the transactions contemplated hereby and containing due diligence information regarding the Acquired Companies.

“De Minimis Amount” means Twenty Thousand Dollars ($20,000).

“Deductible Amount” means One Million Three Hundred Thousand Dollars ($1,300,000).

“Disclosure Schedules” means the disclosure schedules of even date herewith of Seller and the Company, as the same may be amended or supplemented in accordance with the terms hereof.

“Disputed Amounts” has the meaning assigned to such term in Section 2.3(c).

“Disputed Deadline Date” has the meaning assigned to such term in Section 2.3(c).

“Earn Out Representation” has the meaning assigned to such term in Section 13.1(b)(iv).

“Effective Date” has the meaning assigned to such term in the introductory paragraph.

“Embedded Software” has the meaning assigned to such term in Section 5.20(c).

“Employment Agreements” has the meaning assigned to such term in Section 3.2(h).

“Encumbrances” means liens, charges, pledges, options, warrants, mortgages, deeds of trust, conditional sales or other title retention agreements, security interests, hypothecations, claims, restrictions (whether on use, voting, sale, transfer, disposition, alienation or otherwise), easements, rights of way, preferential purchase rights, rights of first offer, rights of first refusal, drag along rights, tag along rights, and other encumbrances of every type and description, whether imposed by Law, agreement, understanding, or otherwise.

“Enforceability Exceptions” has the meaning assigned to such term in Section 4.1(a).

“English Subsidiary” means Iris Data Systems Limited, a private limited company organized under the laws of England & Wales.

“English Subsidiary Shares” has the meaning assigned to such term in the Recitals.

“Environmental Laws” means any and all applicable Laws, each as amended or in effect as of the Closing Date, pertaining to pollution, protection of health, safety or the environment or exposure of persons or the environment to Hazardous Substances, as amended or in effect in any and all jurisdictions in which any Acquired Company has conducted operations, including the

Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations thereunder.

“ERISA Affiliate” means each trade, business or other entity that is considered a single employer with the Acquired Companies under Section 414(b), (c), (m) or (o) of the Code or is under “common control” with the Acquired Companies within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” means The PrivateBank and Trust Company.

“Escrow Agreement” has the meaning assigned to such term in Section 2.2(e).

“Estimated Net Company Value” has the meaning assigned to such term in Section 2.2(c).

“Estimated Participation Plan Amount” has the meaning assigned to such term in Section 2.2(c).

“Estimated Purchase Price” has the meaning assigned to such term in Section 2.2(c).

“European Subsidiary Purchase Price” means the aggregate purchase price for the European Subsidiary Shares required to be paid by UK Buyer pursuant to Section 2.2(d)(i).

“European Subsidiary Shares” has the meaning assigned to such term in the Recitals.

“Excluded Assets” has the meaning assigned to such term in Section 8.11(a).

“Excluded Information” has the meaning assigned to such term in Section 8.1(a)(iii).

“Exclusivity Period” has the meaning assigned to such term in Section 8.6.

“Family” means, with respect to an individual, (i) the individual’s spouse and any former spouses, (ii) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree and (iii) any other individual who resides with such individual.

“Financial Statements” means: (a) the audited consolidated balance sheet, statement of income, statement of stockholder’s equity and statement of cash flows for the Acquired Companies (as applicable) as of the end of, and for the 12-month period ending, December 31, 2013; (b) the unaudited consolidated balance sheet, statement of income, statement of stockholder’s equity and statement of cash flows for the Acquired Companies (as applicable) as of the end of, and for the 12-month period ending, December 31, 2014; and (c) the Most Recent Balance Sheet and the unaudited consolidated statement of income, statement of stockholder’s equity and statement of cash flows for the Acquired Companies (as applicable) for the period from January 1, 2015 to the Balance Sheet Date.

“Fundamental Representations” means those representations and warranties contained in Sections 4.1(a) (Ownership of Shares; Encumbrances); 4.1(b) (Seller Authority); 4.2(a) (Key Participant Authority); 5.1(a) (Organization and Authority); 5.1(d) (Capitalization); 5.8 (Tax Matters); 5.15 (Benefit Plans); 5.19 (Brokerage Fees); 6.1 (Organization); and 6.2 (Buyer Authority).

“GAAP” means United States generally accepted accounting principles as in effect on the date of determination in accordance with this Agreement and consistently applied.

“German Subsidiary” means Iris Data Services GmbH, a company with limited liability organized under the laws of Germany.

“German Subsidiary Shares” has the meaning assigned to such term in the Recitals.

“Governmental Approvals” means all material filings, notices, Consents, authorizations and approvals of Governmental Entities that are or reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with applicable Laws.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body (domestic or foreign).

“Hazardous Substance” means any substance, material or waste that is regulated or defined by, or with respect to which liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing-material or asbestos-containing-material, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (known as “HITECH”), and regulations promulgated thereunder.

“Income Tax Payable” means, if a positive amount, (a) any amounts being owed by any Acquired Company with respect, or related, to any income Tax liability for the 2014 taxable period or the 2015 taxable period ending on and including the Closing Date minus (b) any Tax payments, including any estimated Tax payments, made by any Acquired Company attributable to any income Tax liability for the 2014 taxable period or the 2015 taxable period ending on and including the Closing Date.

“Income Tax Receivable” means, if a negative amount, (a) any amounts being owed by any Acquired Company with respect, or related, to any income Tax liability for the 2014 taxable period or the 2015 taxable period ending on and including the Closing Date minus (b) any Tax payments, including any estimated Tax payments, made by any Acquired Company attributable to any income Tax liability for the 2014 taxable period or the 2015 taxable period ending on and including the Closing Date.

“Indebtedness” means all of the following of the Acquired Companies: (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), whether or not evidenced by a writing; (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument; (c) notes payable and drafts accepted representing extensions of credit; (d) letters of credit and any other agreements relating to the borrowing of money or extension of credit; and (e) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations; provided, however, that “Indebtedness” shall not include any obligations under any leases accounted for as financing or capital leases under GAAP.

“Indemnified Parties” has the meaning assigned to such term in Section 13.1(d).

“Indemnifying Party” means a Party required to provide indemnification under Section 13.1.

“Independent Arbiter” means the Kansas City, Missouri office of Grant Thornton LLP.

“Insurance Policies” has the meaning assigned to such term in Section 5.18(a).

“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all Patents and applications therefor; (b) all inventions (whether patented or not), invention disclosures, improvements, mask works, Trade Secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all internet uniform resource locators, domain names, Trademarks, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks; and (e) all databases and data collections.

“Invalidity” means an assertion or finding respecting the validity of an issued patent or a registered trademark.

“IP Licenses” has the meaning assigned to such term in Section 5.20(b).

“Key Executives” means each of Major Baisden, Paul Rowlett, Thomas Collins and Damon Goduto.

“Key Participant” has the meaning assigned to such term in the introductory paragraph.

“Key Participant Pro Rata Share” means, as to each Key Participant in his or her capacity as a Plan Participant, the number of vested Participation Units held by such Key Participant immediately prior to the Closing divided by the total number of vested Participation Units held by all Key Participants immediately prior to the Closing, in each case as set forth on Schedule 5.27.

“Knowledge of the Company” means the actual knowledge of any of Seller or any of the Key Executives after reasonable inquiry.

“Latest Budget” has the meaning assigned to such term in Section 5.7(h).

“Law” means any statute, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Entity.

“Leased Property” has the meaning assigned to such term in Section 5.11.

“Listed IP” has the meaning assigned to such term in Section 5.20(a).

“Losses” means any losses, costs, liabilities, obligations, claims, damages, deficiencies, demands, interest, settlement costs, expenses (including court costs, other costs of suit and reasonable attorneys’ fees), fines, Taxes, penalties, judgments, awards and assessments.

“Made Available” means uploaded to the Datasite.

“Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate with any other change, circumstance, effect or condition: (i) with respect to the Company, is materially adverse to the assets, financial condition, operations, or business of the Acquired Companies, taken as a whole; and (ii) with respect to Seller, is materially adverse to the ability of Seller to consummate the transactions contemplated by this Agreement, but shall exclude for purposes of subsections (i) and (ii) above any change, circumstance, effect or condition resulting from (and in determining whether a Material Adverse Effect has occurred, none of the following shall be taken into consideration): (a) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, or escalation or outbreak of pandemics; (b) any change in any Laws or industry standards or industry conditions; (c) any change in GAAP or other applicable accounting principles, or the interpretation thereof; (d) any change in the financial, banking, securities or currency markets (including any increased costs for financing or suspension of trading in, or limitation on prices for, securities on any domestic or international securities exchange); (e) any change in general international, national or regional economic or financial conditions or any failure or bankruptcy (or any similar event) of any financial services or banking institution or insurance company; (f) any changes in currency exchange rates; (g) any actions taken by or on behalf of Buyer; (h) any changes resulting from, arising out of or relating to the execution or announcement of this Agreement (including the impact thereof on relationships with customers of the Acquired Companies, or any of their suppliers, lenders, vendors, joint venture participants or employees) or the taking or not taking of any actions at the request of, or with the consent of, Buyer or any of its Affiliates (including any act expressly required under this Agreement or for which the consent of Buyer is required pursuant to this Agreement and as to which Buyer has withheld its consent); (i) the taking or not taking of any actions at the written request of, or with the written Consent of, any other Party; or (j) the failure or inability of the Acquired Companies to meet any projections, forecasts or estimates of revenues or earnings, but not the underlying cause of such failure or inability; provided, however, that: (1) any such change, circumstance, effect or condition referred to in clauses (a) through (f) immediately above does not have a materially disproportionate impact on the Acquired Companies, taken as a whole, as compared to similarly situated companies in the same industries (in which event only such disproportionate adverse effect over the adverse effect on such other companies may be taken into account in determining if a Material Adverse Effect has occurred); and (2) any such change, circumstance, effect or condition that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

“Material Contract” has the meaning assigned to such term in Section 5.13(c).

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Acquired Companies as of January 31, 2015.

“Net Company Value” has the meaning assigned to such term in Section 2.2(a).

“Non-Company Owned IP” means all Intellectual Property not owned by any Acquired Company, used in any Acquired Company’s Business as presently conducted.

“Noncompete Payment” means an amount payable to Seller in exchange for his agreement to be bound by the covenants set forth in Section 8.14, in the amount of $615,000.

“Noncompetition Agreement” has the meaning assigned to such term in Section 3.2(g).

“Non-Disclosure Agreement” means that certain Mutual Non-Disclosure Agreement dated May 2011, by and between the Company and Epiq Systems Holding Company.

“Notice” has the meaning assigned to such term in Section 14.1.

“Notice of Disagreement” has the meaning assigned to such term in Section 2.3(c).

“Outside Closing Date” has the meaning assigned to such term in Section 11.1(e).

“Parent” has the meaning assigned to such term in the introductory paragraph.

“Participant Escrow Amount” has the meaning assigned to such term in Section 2.2(e).

“Participant Escrow Fund” has the meaning assigned to such term in Section 2.2(e).

“Participant Indemnified Parties” has the meaning assigned to such term in Section 13.1(d).

“Participation Adjustment Defense Fund Portion” means an amount equal to fifty percent (50%) of the Adjustment Defense Fund.

“Participation Liability Defense Fund” means Two Hundred and Fifty Thousand Dollars ($250,000).

“Participation Plan” means the Iris Data Services, LLC Participation Plan, dated March 1, 2007, as supplemented in May 2009 with respect to forfeiture provisions for certain non-employee Plan Participants and as amended and restated as of the Effective Date.

“Participation Plan Amount” has the meaning assigned to such term in Section 2.2(a).

“Participant Representative” has the meaning assigned to such term in the introductory paragraph.

“Participation Units” has the meaning assigned to such term in the Participation Plan.

“Parties” has the meaning assigned to such term in the introductory paragraph.

“Party” has the meaning assigned to such term in the introductory paragraph.

“Patent” or “Patents” means patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations.

“Permits” means licenses, permits, franchises, Consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Permitted Encumbrances” means: (a) liens for Taxes or other governmental charges levied or assessed or imposed but not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings; (c) the rights of lessors and lessees under leases Made Available to Buyer; (d) the rights of licensors and licensees under licenses Made Available to Buyer; (e) restrictive covenants and defects, imperfections or irregularities of title, if any, as would not result in a Material Adverse Effect or not materially interfere, or be reasonably expected to materially interfere, with the continued use and operation of the assets to which they relate; (f) purchase money liens; (g) liens securing rental payments under capital lease arrangements; (h) Encumbrances created by Buyer or UK Buyer, or their respective successors and assigns; (i) any Encumbrance that is released on or prior to Closing; (j) the terms and conditions of all contracts or agreements to which any Acquired Company is a party and which were Made Available to Buyer; (k) Permits; (l) such other imperfections of title as do not materially interfere with the intended use and operation of the property or assets to which they relate or materially detract from the value of such property or assets; and (m) those items set forth on Schedule 1.1(b).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Plan Participants” means those certain employees of the Acquired Companies and other Persons entitled to payments pursuant to the Participation Plan, in each case as named on Schedule 5.27.

“Plan Participant Waiver” means a consent and waiver (i) in the case of a Plan Participant who holds, as of the Effective Date, 100,000 or fewer vested Participation Units, in the form of Exhibit D-1 attached hereto, and (ii) in the case of a Plan Participant who holds, as of the Effective Date, more than 100,000 vested Participation Units, in the form of Exhibit D-2 attached hereto.

“Pre-Closing Tax Period” means all taxable periods (or portions thereof) ending on or before the Closing Date.

“Proceedings” means all proceedings, actions, claims, suits, investigations, arbitrations and inquiries by or before any Governmental Entity or private or quasi-private tribunal.

“Purchase Price” has the meaning assigned to such term in Section 2.2(b).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense in light of the objective to be accomplished and the context of the transactions contemplated by this Agreement.

“Related Person” means (i) with respect to any Person that is not an individual, (A) any Affiliate of such Person, (B) any Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), (C) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity), (D) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity securities or other equity interests representing at least 10% of the outstanding equity interests (a “Material Interest”) in such Person and (E) any Person in which such Person or an Affiliate of such Person holds a Material Interest, and (ii) with respect to any Person that is an individual (A) each other member of such individual’s Family, (B) any Affiliate of such Person or one or more members of such Person’s Family, (C) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest and (D) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

“Responding Party” has the meaning assigned to such term in Section 13.7(a).

“Restricted Business” has the meaning assigned to such term in Section 8.14(a)(i).

“Restricted Period” has the meaning assigned to such term in Section 8.14(a).

“Section 280G” means Section 280G of the Code and the Treasury Regulations and related guidance promulgated thereunder.

“Section 280G Payments” means any and all payments or benefits provided pursuant to Company Benefit Plans, other Acquired Company contracts or otherwise that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code.

“Seller” has the meaning assigned to such term in the introductory paragraph.

“Seller Affiliate” means any Affiliate of Seller.

“Seller Adjustment Defense Fund Portion” means an amount equal to fifty percent (50%) of the Adjustment Defense Fund.

“Seller Escrow Amount” has the meaning assigned to such term in Section 2.2(e).

“Seller Escrow Fund” has the meaning assigned to such term in Section 2.2(e).

“Seller Indemnified Parties” has the meaning assigned to such term in Section 13.1(d).

“Seller Released Claims” has the meaning assigned to such term in Section 8.17(a)(i).

“Shares” has the meaning assigned to such term in the Recitals.

“Straddle Tax Period” has the meaning assigned to such term in Section 12.1(b).

“Subsidiary” means any corporation, partnership, limited liability company or other entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by a Person.

“Support Obligations” has the meaning assigned to such term in Section 8.9.

“Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Taxing Authority and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Return” means any return, report or similar statement required to be filed with respect to any federal, state, local, foreign or other Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security, payroll or employment Taxes, or similar charges or premiums.

“Third Party” means any Person other than (a) Seller or any Seller Affiliates (including the Company), (b) Buyer or any of its Affiliates or (c) each Key Participant or any of its Affiliates.

“Third Party IP Licenses” has the meaning assigned to such term in Section 5.20(a).

“Trade Secrets” means trade secrets and confidential ideas, confidential information, know-how, concepts, methods, methodologies, processes, procedures, formulae, templates, technology, tools, algorithms, models, reports, records, surveys, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, in each case which derive economic value, actual or potential, from being maintained in confidence.

“Trademark” and “Trademarks” mean all trademarks and service marks and registrations and registration applications therefor (including the goodwill associated therewith), trade names, and Internet domain name registrations, and includes common law trademarks and service marks and trade names.

“Transaction Expenses” means, without duplication, all fees, costs or expenses, whether incurred or paid prior to the date of the Agreement, between the Effective Date and the Closing Date or at or after the Closing Date, and whether or not invoiced prior to the Effective Date, incurred by or on behalf of the Acquired Companies, or to or for which any Acquired Company is or becomes subject or liable, in each case in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements, and comprised of any of the following: (a) legal, accounting (except in connection with the Audited Stub Financials or any acceleration fee charged by the Certified Public Accountants in connection with the 2014 Audited Financials), financial advisory and other third party advisory, consulting or other fees and expenses incurred in connection with the transactions contemplated by this Agreement; (b) $1,000,000, representing an agreed total amount with respect to the sum of (i) the employer portion of any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed with respect to payments to Plan Participants under the Participation Plan; plus (ii) any employer matching or other contribution obligations under the Iris Data Services Retirement Plan & Trust that become payable as a result of any payments to any Plan Participant under the Participation Plan (in each case, whether resulting from the payments made pursuant to Section 2.2(d)(ii)(D), any release of the Participant Escrow Fund pursuant to Section 13.6, any release of the Adjustment Defense Fund or Participation Liability Defense Fund to the Applicable Plan Participants pursuant to Section 2.4, any payment pursuant to Section 2.3(e) or otherwise); or (d) the cost of the tail policy contemplated by Section 8.8(b) with respect to the Company’s existing director and officer insurance policies.

“Transaction Expense Statement” has the meaning assigned to such term in Section 3.2(d).

“Transfer Taxes” means real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

“UK Buyer” has the meaning assigned to such term in the introductory paragraph.

“Working Capital Revolver Balance” means the balance of that certain working capital revolver account of the Company under the Commercial Loan Agreement between Cornerstone Bank and the Company dated April 1, 2013, as of any date of determination; provided that for purposes of this Agreement, any amount in the Working Capital Revolver Balance related to the Cornerstone Note Payable shall be excluded from the balance of such account.

1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b) unless otherwise indicated herein, references to Articles, Sections and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d) no consideration shall be given to the captions of the Articles, Sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(f) the plural shall be deemed to include the singular, and vice versa and references to one gender include the other gender;

(g) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(h) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder;

(i) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(j) references to any Person include the successors and permitted assigns of that Person;

(k) the word “or” is not exclusive;

(l) this Agreement has been drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement; and

(m) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but (except as the Disclosure Schedules, by their nature, describe exceptions to the representations and warranties made in this Agreement) if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Agreement shall prevail.

ARTICLE 2

THE TRANSACTION; PURCHASE PRICE; NET COMPANY VALUE

2.1 Sale and Purchase. At the Closing, upon the terms and subject to the conditions in this Agreement, (i) Seller shall sell, assign, transfer, deliver, and convey to Buyer, and Buyer shall purchase and accept from Seller, the Shares, in exchange for the payment by Buyer of the Purchase Price, and (ii) the Company shall sell, assign, transfer, deliver, and convey to UK Buyer, and UK Buyer shall purchase and accept from the Company, the European Subsidiary Shares, in exchange for the payment by UK Buyer of the purchase prices set forth in Section 2.2(d)(i).

2.2 Purchase Price; Participation Plan Amount; Payments at Closing.

(a) Participation Plan Amount. The “Participation Plan Amount” shall be an amount equal to:

(i) (A) $134,000,000, minus the European Subsidiary Purchase Price;

(B) either: (1) if Cash as of immediately prior to the Closing is less than the Working Capital Revolver Balance as of immediately prior to the Closing, then plus an amount equal to (x) the amount of such Cash, plus (y) the European Subsidiary Purchase Price, or (2) if Cash as of immediately prior to the Closing exceeds the Working Capital Revolver Balance as of immediately prior to the Closing, then plus an amount equal to (x) the amount of such Working Capital Revolver Balance, plus (y) the European Subsidiary Purchase Price (provided that for purposes of this Section 2.2(a)(i)(B), “Cash” shall not include any Cash deposited with the Company in accordance with Section 2.2(d)(ii)(D)); plus

(C) the Income Tax Receivable (if any); minus

(D) the aggregate amount required to be paid in satisfaction of the Indebtedness to the payees set forth on the payoff letters delivered pursuant to Section 3.2(c); minus

(E) the aggregate amount of the Transaction Expenses required to be paid to the payees set forth on the Transaction Expense Statement delivered pursuant to Section 3.2(d); minus

(F) the aggregate amount of the Noncompete Payment required to be paid to Seller pursuant to Section 2.2(d)(ii)(C); minus

(G) the aggregate amount due and owing under the Applicable Capital Leases set forth on the Applicable Capital Lease Statement delivered pursuant to Section 3.2(e); and minus

(H) the Income Tax Payable (if any) (such amount resulting from the application of subsection (i), the “Net Company Value”); multiplied by

(ii) fifty percent (50%).

(b) Purchase Price. The “Purchase Price” shall be an amount equal to (i) the Net Company Value, minus (ii) the Participation Plan Amount.

(c) Estimates; Closing Funds Flow Statement. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer: (i) a written statement setting forth a good faith estimate of the Net Company Value (the “Estimated Net Company Value”), the Participation Plan Amount (the “Estimated Participation Plan Amount”) and the Purchase Price (the “Estimated Purchase Price”), together with reasonably detailed supporting calculations used in preparing such estimates, including detail regarding the calculation of the estimated Cash, the estimated Indebtedness and the estimated amount outstanding under the Applicable Capital Leases as of the Closing Date, (ii) Schedule 5.27 updated to include the dollar amounts described in Section 5.27 and (iii) a funds flow statement (the “Closing Funds Flow Statement”) prepared in good faith by the Company, detailing the Persons to be paid pursuant to Section 2.2(d) below and wire transfer instructions for each payee (except with respect to payments by the Company to Plan Participants who are employees of an Acquired Company, which shall be made through such Acquired Company’s payroll system).

(d) Payments at Closing. At the Closing:

(i) UK Buyer shall pay, in accordance with Section 2.6:

(A) $500,000 to the Company as the purchase price for the English Subsidiary Shares; and

(B) $50,000 to the Company as the purchase price for the German Subsidiary Shares; and

(ii) immediately following the payments made pursuant to Section 2.2(d)(i), Buyer shall pay, in accordance with Section 2.6:

(A) the amounts required to be paid in satisfaction of the Indebtedness to the payees set forth on the payoff letters delivered pursuant to Section 3.2(c);

(B) the amounts required to be paid in satisfaction of any unpaid Transaction Expenses to the payees set forth on the Transaction Expense Statement delivered pursuant to Section 3.2(d);

(C) the Noncompete Payment to Seller;

(D) the Estimated Participation Plan Amount to the Company, and immediately thereafter, the Company shall (and Buyer shall cause the Company to) make the following payments therefrom: (1) the Participant Escrow Amount to the Escrow Agent pursuant to Section 2.2(e); (2) the Participation Adjustment Defense Fund Portion to Seller; and (3) the Participation Liability Defense Fund to the Participant Representative; and within five (5) Business Days following the Closing, the Company shall (and Buyer shall cause the Company to) pay the remainder of the Estimated Participation Plan Amount (after application of subsections (1), (2) and (3)) to the Plan Participants in accordance with Section 2.6; and

(E) the Estimated Purchase Price as follows: (1) the Seller Escrow Amount to the Escrow Agent pursuant to Section 2.2(e); (2) the Seller Adjustment Defense Fund Portion to Seller; and (3) the remainder (after application of subsections (1) and (2)) to Seller to such account as is specified by Seller to Buyer in writing not less than two (2) Business Days prior to the Closing.

(e) Escrow. As contemplated in Sections 2.2(d)(ii)(D) and 2.2(d)(ii)(E), at the Closing, Buyer shall (or Buyer shall cause the Company to, as applicable) pay from (i) the Estimated Participation Plan Amount, an aggregate amount equal to $6,500,000 (the “Participant Escrow Amount”) and (ii) the Estimated Purchase Price, an aggregate amount equal to $6,500,000 (the “Seller Escrow Amount”), in each case, to the Escrow Agent to be held pursuant to an escrow agreement, dated as of the Closing Date, in form and substance reasonably acceptable to each of Escrow Agent, Buyer, Seller and the Participant Representative (the “Escrow Agreement”), to: (A) pay any negative Adjustment Amount to Buyer as finally determined under Section 2.3(e); and (B) satisfy indemnification obligations owed to Buyer under, and pursuant to the terms of, Section 13.1(b). The Participant Escrow Amount, as adjusted from time to time, shall be referred to as the “Participant Escrow Fund” and shall be held and released in accordance with this Agreement and the Escrow Agreement. The Seller Escrow Amount, as adjusted from time to time, shall be referred to as the “Seller Escrow Fund” and shall be held and released in accordance with this Agreement and the Escrow Agreement.

2.3 Calculation and Payment of Adjustment Amount.

(a) Adjustment Amount. The “Adjustment Amount” equals the difference between the Net Company Value and the Estimated Net Company Value, if any, and may be a positive or a negative number.

(b) Closing Date Pro Forma Balance Sheet and Adjustment Amount. As promptly as practicable after the Closing Date, and in any event not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller: (i) a balance sheet of the Company as of the Closing Date Effective Time (the “Closing Date Pro Forma Balance Sheet”), prepared in accordance with GAAP applied on the same basis as the Financial Statements were prepared, setting forth the Indebtedness and Transaction Expenses, if any, not paid pursuant to the Closing Funds Flow Statement, the Cash as of the Closing Date Effective Time (which, solely for this purpose, shall not include the European Subsidiary Purchase Price, the amount payable to the Company under Section 2.2(d)(ii)(D) or any other amounts paid by Buyer or UK Buyer to the Company at the Closing pursuant to Section 2.2) and the Working Capital Revolver Balance as of the Closing Date Effective Time; and (ii) a statement (the “Adjustment Statement”) showing in reasonable detail its calculation of the Net Company Value and any Adjustment Amount. For the avoidance of doubt, the determination of the Adjustment Amount shall not include any changes to the amount of any Income Tax Payable or Income Tax Receivable included in the calculation of the Participation Plan Amount pursuant to Section 2.2(a) or the Purchase Price pursuant to Section 2.2(b). Buyer, without charge to Seller, upon reasonable prior notice and subject to the terms of this Section 2.3(b), shall give Seller and his agents or representatives reasonable access to Buyer’s and the Company’s and each Acquired Company’s books and records as are reasonably necessary for the sole purpose of reviewing and verifying the calculations contained in the Closing Date Pro Forma Balance Sheet and the Adjustment Statement. Buyer shall be entitled to have a representative of Buyer present at all times during such review.

(c) Dispute Resolution. The Adjustment Statement shall become final and binding on Seller and Buyer as the Net Company Value and the Adjustment Amount on the thirtieth (30th) day following the date the Adjustment Statement is received by Seller (the “Dispute Deadline Date”), unless prior to the Dispute Deadline Date, Seller delivers Notice to Buyer of Seller’s disagreement (“Notice of Disagreement”). The Notice of Disagreement shall set forth all of Seller’s disputed amounts (“Disputed Amounts”) together with the proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes. If Seller has delivered a timely Notice of Disagreement, then Seller and Buyer shall use their good faith efforts to reach written agreement on the Disputed Amounts to determine the Net Company Value and the Adjustment Amount. If all of the Disputed Amounts in the Notice of Disagreement have not been resolved by Seller and Buyer by the thirtieth (30th) day following Buyer’s receipt of the Notice of Disagreement, if any, then amounts that are still disputed (and only such amounts) shall be submitted to binding arbitration by the Independent Arbiter. The Independent Arbiter’s determination with respect to each Disputed Amount shall be provided by written decision delivered to each of Seller and Buyer within sixty (60) days after the date of the submission of the dispute to such Independent Arbiter, be made in accordance with the terms of this Agreement and shall in no event be more favorable to Buyer than reflected on the Adjustment Statement or more favorable to Seller than shown in the remaining disputed proposed changes delivered by Seller under the Notice of Disagreement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The fees and expenses of the Independent Arbiter shall be allocated by the Independent Arbiter between Seller, on the one hand, and Buyer, on the other hand, based on the percentage determined by dividing the Disputed Amount awarded to Buyer, on the one hand, or Seller, on the other, by the total Disputed Amounts and on which a determination is made by the Independent Arbiter. Each party shall bear its own expenses in connection therewith, including its attorneys’ and accountants’ fees (it being understood that Seller may apply the Adjustment Defense Fund toward any such payments). The determination of the Disputed Amounts by such arbitration shall be, absent manifest error, final and binding upon Seller and Buyer as to such Disputed Amounts.

(d) Final Determination of Net Company Value. The Net Company Value and the Adjustment Amount shall be deemed to be finally determined in the amount set forth in the Adjustment Statement on the Dispute Deadline Date unless a Notice of Disagreement is given in accordance with Section 2.3(c) with respect to the calculation thereof. If a Notice of Disagreement is given, the Net Company Value and the Adjustment Amount shall be deemed finally determined on the date that the Independent Arbiter gives notice to Buyer and Seller of its determination with respect to all disputed items regarding the calculation thereof or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Net Company Value and the Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.

(e) Payment of Adjustment Amount. If the Adjustment Amount, as finally determined, is positive (i.e., the Net Company Value is greater than the Estimated Net Company Value), then Buyer shall pay (or shall cause the Company to pay) fifty percent (50%) of the Adjustment Amount to Seller, and Buyer shall pay fifty percent (50%) of the Adjustment Amount to the Company, and promptly thereafter (but in no event more than five (5) Business Days thereafter), the Company shall pay (and Buyer shall cause the Company to pay) such amount to the Applicable Plan Participants according to their respective Applicable Plan Participant Pro Rata Shares. If the Adjustment Amount, as finally determined, is negative (i.e., the Net Company Value is less than the Estimated Net Company Value), then Buyer and Seller shall direct the Escrow Agent to pay the Adjustment Amount to Buyer solely from the Aggregate Escrow Fund (with such amount to be allocated fifty percent (50%) from the Participant Escrow Fund and fifty percent (50%) from the Seller Escrow Fund). Any payment shall be made within five (5) Business Days of the date the Adjustment Amount is deemed to be finally determined under Section 2.3(d).

2.4 Defense Funds.

(a) Adjustment Defense Fund. The Adjustment Defense Fund, comprised of the Seller Adjustment Defense Fund Portion and the Participation Adjustment Defense Fund Portion paid pursuant to Sections 2.2(d)(ii)(D) and 2.2(d)(ii)(E) above, shall be held by and available to Seller to pay all costs, expenses and fees (including, without limitation, attorneys’

fees, accountants’ fees and costs of the Independent Arbiter) incurred or to be incurred in connection with this Article 2. At such time (or from time to time) that Seller determines to release all or any portion of the Adjustment Defense Fund not necessary to pay or reimburse Seller for any such amounts (as determined by Seller in his sole discretion), fifty percent (50%) of such amount shall be retained by Seller and fifty percent (50%) of such amount shall be paid by Seller to the Company, and promptly thereafter (but in no event more than five (5) Business Days thereafter), the Company shall pay (and Buyer shall cause the Company to pay) such amount to the Applicable Plan Participants in accordance with their respective Applicable Plan Participant Pro Rata Shares.

(b) Participation Liability Defense Fund. The Participation Liability Defense Fund shall be held by and available to the Participant Representative to pay all costs, expenses and fees (including, without limitation, attorneys’ fees and accountants’ fees) incurred or to be incurred by the Participant Representative in such capacity in connection with this Agreement or the transactions contemplated herein (except as provided above), as determined necessary by the Participant Representative in his sole discretion (including, without limitation, in connection with any dispute or claim related to indemnification claims or otherwise). At such time (or from time to time) that the Participant Representative determines to release all or any portion of the Participation Liability Defense Fund not necessary to pay or reimburse the Participant Representative for any such amounts (as determined by the Participant Representative in his sole discretion), such amount shall be paid by the Participant Representative to the Company, and promptly thereafter (but in no event more than five (5) Business Days thereafter), the Company shall pay (and Buyer shall cause the Company to pay) such amount to the Applicable Plan Participants in accordance with their respective Applicable Plan Participant Pro Rata Shares.

2.5 Applicable Plan Participants. All amounts paid by the Company to the Escrow Agent with respect to the Participant Escrow Amount pursuant to Sections 2.2(d)(ii)(D) and 2.2(e), and the amount paid to Seller as the Participation Adjustment Defense Fund Portion or Participation Liability Defense Fund pursuant to Section 2.2(d)(ii)(D), as applicable, shall be deducted from amounts otherwise payable hereunder to the Applicable Plan Participants, according to their respective Applicable Plan Participant Pro Rata Shares, and no such amounts shall be deducted or paid to the Escrow Agent or Seller, as applicable, from any amounts payable hereunder to the Plan Participants who are not Applicable Plan Participants.

2.6 Payments. Each payment described in this Article 2 (as well as any payment resulting from any release of the Participant Escrow Fund pursuant to Section 13.6 or any release of the Adjustment Defense Fund or Participation Liability Defense Fund to the Applicable Plan Participants pursuant to Section 2.4) shall be paid in immediately available funds by confirmed wire transfer to the applicable bank account designated for such payee on the Closing Funds Flow Statement (except with respect to payments by the Company to Plan Participants who are employees of an Acquired Company, which shall be made through such Acquired Company’s payroll system). All payments to the Plan Participants shall be made in accordance with the percentages set forth on Schedule 5.27 and otherwise in accordance with the Participation Plan. With respect to any Plan Participant who is not, or is no longer, employed at the time any payment due to such Person is required to be made hereunder, Buyer shall cause the Company to use Reasonable Efforts to locate such Plan Participant and make such payment as contemplated in this Agreement. Buyer or any of the Acquired Companies shall each be entitled to deduct and withhold from any payment described in this Article 2 (as well as any payment resulting from any release of the Participant Escrow Fund pursuant to Section 13.6 or any release of the Adjustment Defense Fund or Participation Liability Defense Fund to the Applicable Plan Participants pursuant to Section 2.4) any Taxes that Buyer or any of the Acquired Companies are required to deduct and withhold under any applicable Tax law and remit such Taxes to the required Tax Authority on a timely basis. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to such payee, including the Seller and each Plan Participant, in respect of which Buyer or any of the Acquired Companies, as the case may be, made such withholding. The Parties agree that payment of the amounts due and owing to the Plan Participants at Closing shall be treated as occurring, for federal income Tax purposes, as of the day after the Closing Date, and each payment shall be deductible by the Acquired Companies for income Tax purposes in the first tax year ending after the date on which such payment is made.

2.7 Seller as Representative. Each Key Participant agrees that Buyer may rely on and accept the acts, disclosures and communications of Seller with respect to matters arising under Sections 2.2(c), 2.3 and 2.4(a) (the “Article 2 Provisions”), as though made separately by each Key Participant and may rely on notices provided to Seller as a notice provided to each Key Participant. In addition, each Key Participant agrees to hold Buyer and its Affiliates harmless and not to make a claim against Buyer or any of its Affiliates with respect to or in connection with Buyer’s reliance on Seller pursuant to this Section 2.7. The Key Participants irrevocably constitute and appoint Seller as the true and lawful agent and attorney-in-fact of the Key Participants with full powers of substitution to act in the name, place and stead of the Key Participants with respect to the Article 2 Provisions, and to do or refrain from doing all such further acts and things, and to execute all such documents, as Seller shall deem necessary or appropriate in connection therewith. Such appointment shall be deemed coupled with an interest and shall be irrevocable, and any third party may conclusively and absolutely rely, without inquiry, upon any action of Seller as the action of each Key Participant in all matters referred to in the Article 2 Provisions. Notices or communications to or from Seller for purposes of the Article 2 Provisions shall constitute notice to or from each Key Participant. Seller shall not be liable to the Key Participants for any act done or omitted permitted hereunder while acting in good faith and without gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of satisfaction of such standard of care. The Key Participants shall individually and ratably (in accordance with their Key Participant Pro Rata Shares) indemnify Seller and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of Seller and arising out of or in connection with the acceptance or administration of his duties hereunder. A decision, act, consent or instruction of Seller under the Article 2 Provisions shall constitute a decision of all Key Participants and shall be final, binding and conclusive upon each Key Participant. The Company and Buyer each may rely upon any decision, act, consent or instruction of Seller in connection with the Article 2 Provisions, the Adjustment Defense Fund, as applicable, as being the decision, act, consent or instruction of each and every Key Participant.

ARTICLE 3

CLOSING

3.1 Closing. Subject to fulfillment or, to the extent permissible, a waiver by the Party entitled to the benefit of such waiver, of the Closing conditions set forth in Article 9 and Article 10, as applicable (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver by the party entitled to the benefit of those conditions at the Closing), the Closing shall take place at 10:00 a.m., Kansas City, Missouri time, on a Business Day (as mutually agreed by the Parties) following the satisfaction or waiver of the conditions to close in Article 9 and Article 10 hereof or at such other time as Seller and Buyer may agree. The Closing shall take place at the offices of Bryan Cave LLP, 1200 Main Street, Suite 3800, Kansas City, Missouri 64105, or such other place as the Parties may agree (or to the extent practicable by an electronic exchange (i.e., facsimile or electronic mail) of signatures and other Closing deliveries). Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

3.2 Closing Deliveries by the Company. At the Closing, the Company (or Seller, with respect to subsections (b)(i) and (l) below, and, with respect to subsection (b)(vi) below, each of the Company and the Seller) will deliver the following documents:

(a) A certificate executed by the Company, dated the Closing Date, as to the conditions set forth in Sections 10.1 and 10.2.

(b) The certificates, instruments, and documents listed below:

(i) Certificates representing all of the Shares together with a stock power duly endorsed in blank, or accompanied by instruments of transfer duly executed in blank, for transfer of good and valid title to the Shares to Buyer;

(ii) Certificates representing all of the European Subsidiary Shares, together with a stock power duly endorsed in blank, or accompanied by instruments of transfer duly executed in blank, for transfer of good and valid title to the European Subsidiary Shares to UK Buyer;

(iii) The minute books, equity transfer records and all other books and records of the Acquired Companies (all of which may be delivered at the Company’s offices);

(iv) The written resignations of the officers and directors of each Acquired Company as specified in writing by Buyer before Closing, such resignations to be effective concurrently with the Closing;

(v) A certificate dated not more than ten (10) days prior to the Closing Date as to the good standing (or its equivalent) of each Acquired Company, issued by the applicable Governmental Entity of such Acquired Company’s jurisdiction of organization and of each jurisdiction in which it is qualified or licensed to do business; and

(vi) A certification of non-foreign status, in form and substance reasonably satisfactory to Buyer, in accordance with Treasury Regulation § 1.1445-2(b), with respect to which Buyer shall not have actual knowledge that such certification is false and shall not have received a notice that such certification is false pursuant to Treasury Regulation § 1.1445-4, and any similar state or local certifications, in form and substance reasonably satisfactory to Buyer.

(c) Payoff letters (or the substantial equivalent thereof) from each payee with respect to all Indebtedness (including Cornerstone Bank with respect to the Cornerstone Note Payable and all other Indebtedness owing to Cornerstone Bank), in each case, evidencing the aggregate amount of the Indebtedness owed to such payee outstanding as of the Closing Date, and an agreement that, if such aggregate amount so identified is paid to such payee on the Closing Date, the Indebtedness shall be repaid in full and that (i) all Encumbrances securing the Indebtedness affecting any real or personal property of each Acquired Company will be released, (ii) all security filings made or entered into with respect to such Encumbrances will be canceled or terminated, and (iii) all instruments, certificates and other property of each Acquired Company held as collateral securing the Indebtedness will be returned.

(d) A statement setting forth all of the Transaction Expenses, including an accounting of which Transaction Expenses will be unpaid as of the Closing, and all other amounts to be withheld that relate to, or are with respect to, payments to Plan Participants under the Participation Plan (whether pursuant to Section 2.2(d)(ii)(D) or otherwise) (the “Transaction Expense Statement”).

(e) A statement setting forth the aggregate amount outstanding under the Applicable Capital Leases as of the Closing Date (the “Applicable Capital Lease Statement”).

(f) The Escrow Agreement duly executed by Seller and the Company.

(g) A noncompetition and nonsolicitation agreement for (i) each Key Participant other than Irvin Marchand and Jeff Hirvela, substantially in the form of Exhibit A-1, and (ii) Irvin Marchand and Jeff Hirvela, substantially in the form of Exhibit A-2, each duly executed by the Company (collectively, the “Noncompetition Agreements”).

(h) An employment agreement for each Key Executive substantially in the form of Exhibit B, each duly executed by the Company (the “Employment Agreements”).

(i) An offer letter for each Key Executive substantially in the form posted in folder number 6.17 of the Datasite for such Key Executive on the Effective Date, as applicable, each duly executed by the Company.

(j) Resolutions of the Board of Directors of the Company and its shareholder (duly executed by Seller) authorizing the consummation by the Company of the transactions contemplated by this Agreement, in form and substance acceptable to Buyer in its reasonable discretion.

(k) The tail policy contemplated by Section 8.8(b) with respect to the Company’s existing director and officer insurance policies.

(l) All applicable certifications, including a properly completed IRS Form W-9 or applicable W-8, evidencing Seller’s exemption from any withholding with respect to any payment made to Seller pursuant to this Agreement.

(m) Evidence reasonably acceptable to Buyer that all Plan Participants and Marks Baughan Securities, LLC are exempt from any withholding except, with respect to any Plan Participants that are current or former employees of the Company, withholding of any employment-related Taxes; provided, that the Company will use Reasonable Efforts to deliver such evidence at least five (5) days prior to the Closing Date.

(n) Such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer to carry out the intent and purposes of this Agreement.

3.3 Closing Deliveries by Buyer. At the Closing, Buyer will deliver the following to Seller:

(a) A certificate executed on behalf of Buyer, dated the Closing Date, as to the conditions set forth in Sections 9.1 and 9.2.

(b) A cross-receipt, dated as of the Closing Date in form and substance reasonably satisfactory to Seller, executed by an officer of (i) Buyer acknowledging receipt of the Shares, and (ii) UK Buyer acknowledging receipt of the European Subsidiary Shares.

(c) A certificate dated not more than ten (10) days prior to the Closing Date as to the good standing of (i) Buyer, issued by the Secretary of State of the State of New York, (ii) UK Buyer, issued by the applicable Governmental Entity, and (iii) Parent, issued by the Secretary of State of the State of Missouri.

(d) The Escrow Agreement, duly executed by Buyer.

(e) Evidence of the release of Seller and the Seller Affiliates of any Support Obligations as required by the provisions of Section 8.9.

(f) Resolutions of the Boards of Directors (or equivalent governing body or Person) of Parent, Buyer and UK Buyer authorizing the consummation of the transactions contemplated by this Agreement, in form and substance acceptable to Seller in its reasonable discretion.

(g) Confirmation of the wire transfers in the amounts required under Section 2.2(d) to be paid at Closing.

(h) Such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Seller to carry out the intent and purposes of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE KEY PARTICIPANTS

4.1 By Seller. Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer and UK Buyer as follows:

(a) Ownership of Shares; Encumbrances. Seller holds of record and owns beneficially all of the Shares, free and clear of all Encumbrances, other than: (i) restrictions on transfer that may be imposed by applicable federal or state Laws; (ii) Encumbrances arising from any security interest or other Encumbrance granted by Buyer to secure its financing of the amounts required to be paid by Buyer under Article 2, if any; (iii) restrictions as set forth in the organizational documents of the Company Made Available to Buyer; or (iv) Permitted Encumbrances. The Shares represent one hundred percent (100%) of the issued and outstanding equity securities of the Company.

(b) Seller Authority. Seller has full power and authority to execute, deliver, and perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and each Ancillary Agreement to which Seller is a party, when executed and delivered by Seller, will constitute, a valid and legally binding obligation of Seller enforceable against him in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent transfer or other similar Law affecting creditors’ rights generally, and subject to principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, election of remedies, estoppel and other similar doctrines affecting the enforceability of agreements generally (collectively, the “Enforceability Exceptions”). The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is, or is specified to be, a party and the consummation by Seller of the transactions contemplated hereunder or thereunder do not require any Consent from any Family or any Related Person of Seller.

(c) No Conflict. Except as set forth on Schedule 4.1(c), the execution, delivery, and performance of this Agreement by Seller and the consummation by him of the transactions contemplated hereby do not and will not:

(i) violate or breach in any material respect any Law binding upon Seller; or

(ii) result in any material breach of, or constitute a material default under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on the Shares or any assets or properties of Seller pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Seller is a party or by which Seller or any of such assets or properties is bound or affected.

(d) Brokerage Fees. Except as set forth on Schedule 4.1(d), Seller has not retained any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby.

(e) Legal Proceedings. There are no Proceedings pending or, to the knowledge of Seller, threatened, against Seller seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

4.2 By Key Participants. Each Key Participant, individually on behalf of himself only, and not jointly and severally, represents and warrants to Buyer and UK Buyer as follows:

(a) Key Participant Authority. Such Key Participant has full power and authority to execute, deliver, and perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Key Participant and this Agreement constitutes, and each Ancillary Agreement to which such Key Participant is a party, when executed and delivered by such Key Participant, will constitute, a valid and legally binding obligation of such Key Participant enforceable against him in accordance with its terms, subject to any applicable Enforceability Exception. The execution and delivery by such Key Participant of this Agreement and the Ancillary Agreements to which such Key Participant is, or is specified to be, a party and the consummation by such Key Participant of the transactions contemplated hereunder or thereunder do not require any Consent from any Family or any Related Person of such Key Participant.

(b) No Conflict. The execution, delivery, and performance of this Agreement by such Key Participant and the consummation by him of the transactions contemplated hereby do not and will not:

(i) violate or breach in any material respect any Law binding upon such Key Participant; or

(ii) result in any material breach of, or constitute a material default under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any assets or properties of such Key Participant pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which such Key Participant is a party or by which such Key Participant or any of such assets or properties is bound or affected.

(c) Legal Proceedings. There are no Proceedings pending or, to the knowledge of such Key Participant, threatened against such Key Participant, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer and UK Buyer as follows:

5.1 The Acquired Companies.

(a) Organization and Authority. The Company is a corporation duly incorporated and validly existing under the laws of, and is in good standing in, the State of Texas. The English Subsidiary is a private limited company duly formed and validly existing under the laws of, and is in good standing in, England & Wales. The German Subsidiary is a company with limited liability duly formed and validly existing under the laws of, and is in good standing in, Germany. Each Acquired Company has all requisite corporate or other applicable power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

(b) Foreign Qualification. Each Acquired Company is duly qualified or licensed to do business in each other jurisdiction where the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not have a Material Adverse Effect. Schedule 5.1(b) sets forth a true and complete list, with respect to each Acquired Company, of each jurisdiction in which such Acquired Company is authorized to transact business, and each such Acquired Company is in good standing in each such jurisdiction.

(c) Subsidiaries. Other than the English Subsidiary and the German Subsidiary, the Company does not own any equity securities of any other Person, and the Company is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person. Neither the English Subsidiary nor the German Subsidiary own any equity securities of any other Person, and none of the foregoing are subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person.

(d) Capitalization. The entire authorized capital stock of the Company consists of 30,000 shares of common stock, having no par value, of which 30,000 shares are outstanding and duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, rights of first refusal, or similar restrictions on transfer, and all of which are held by Seller and designated as the Shares hereunder. The Company owns 100% of the equity interests of the English Subsidiary and the German Subsidiary, free and clear of all preemptive rights, rights of first refusal, or similar restrictions on transfer, and all Encumbrances, other than: (a) restrictions on transfer that may be imposed by Laws; (b) Encumbrances arising from any security interest or Encumbrance granted by Buyer to secure its financing of the amounts required to be paid by Buyer under Article 2, if any; (c) restrictions as set forth in the organizational documents of the English Subsidiary or the German Subsidiary, as applicable, Made Available to Buyer; or (d) Permitted Encumbrances.

(e) Options and Rights to Acquire Equity. Except as set forth on Schedule 5.1(e), there are no outstanding: (i) securities of any Acquired Company convertible into or exchangeable for equity interests or other voting securities of any Acquired Company; (ii) options or other rights to acquire from any Acquired Company, or other obligation of any Acquired Company to issue or sell, any of its equity interests or other voting securities or any securities convertible into or exchangeable for such equity interest or voting securities; or (iii) other equity or equity equivalents or other similar rights, or options for same, of or with respect to any Acquired Company. Except as set forth on Schedule 5.1(e), there are no outstanding obligations of any Acquired Company to repurchase, redeem, or otherwise acquire or to issue or transfer any of the foregoing securities, options, equity, equity equivalents, interests or rights.

5.2 Organizational Documents. Buyer has been provided with accurate and complete copies of each Acquired Company’s organizational documents as in effect on the Effective Date.

5.3 No Conflict. Except as set forth on Schedule 5.3, and except as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all Consents, approvals, authorizations, and other actions described in Section 5.4 have been obtained and all filings and notifications listed on Schedule 5.4 have been made, the execution, delivery, and performance of this Agreement by the Company and Seller and the consummation of the transactions contemplated hereby, and the execution, delivery, and performance of the Ancillary Documents to which any Acquired Company is a party by such Acquired Company(ies) will not, in each case:

(a) violate or breach the governing documents of any Acquired Company;

(b) constitute a material violation or breach of any Law binding upon any Acquired Company; or

(c) result in any material breach of, or constitute a material default under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on the Shares or any of the assets or properties of any Acquired Company pursuant to, any note, bond, mortgage, indenture, contract (including any Material Contract), agreement, lease, license, Permit, franchise or other instrument relating to such assets or properties to which any Acquired Company is a party or by which it or any of such assets or properties is bound or affected.

5.4 Consents and Approvals. No Consent, approval, authorization, license, order or permit of or declaration, filing or registration with, or notification to, any Governmental Entity,

or any other Person, is required to be made or obtained by any Acquired Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except:

(a) applicable requirements of any necessary Governmental Approvals;

(b) as set forth on Schedule 5.4(b); or

(c) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates.

5.5 Permits. Set forth on Schedule 5.5 are all Permits necessary or required, in all material respects, for the conduct of the business of each Acquired Company as presently conducted and except as disclosed on Schedule 5.5, (a) the Acquired Companies validly collectively hold all such Permits, and (b) the applicable Acquired Company is in compliance, and since the Balance Sheet Date has complied, in all material respects with all terms and conditions thereof. All applications required to have been filed for the renewal of each such Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Entity, in each case, in such a manner as to permit, or not prohibit, the reissuance or renewal of such Permit. Except as disclosed on Schedule 5.5, no Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any alleged failure by an Acquired Company to have any such Permit or not to be in compliance therewith.

5.6 Financial Statements.

(a) The Financial Statements are attached as Schedule 5.6(a). The Financial Statements have been prepared from, and are in accordance in all material respects with, the books and records of the Company. The balance sheets included in the Financial Statements (including the related notes and schedules, if any) fairly present in all material respects the consolidated financial position of the Company as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules, if any) fairly presents in all material respects the consolidated results of operations and changes in cash flows, as the case may be, of the Company for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (except: (i) as noted on Schedule 5.6(a) or in the Financial Statements; (ii) that unaudited Financial Statements do not reflect yearend adjustments; and (iii) for the absence in unaudited Financial Statements of any footnotes).

(b) Except as set forth on Schedule 5.6(b) or as reflected on the Financial Statements, as of the Effective Date, no Acquired Company has any liability or obligation, contingent or otherwise that would be required by GAAP to be reflected on or reserved for on a balance sheet (or disclosed in footnotes thereto), other than liabilities and obligations: (i) that have arisen since the Balance Sheet Date in the ordinary course of business; or (ii) pursuant to or in connection with this Agreement or the transactions contemplated hereby.

5.7 Absence of Certain Changes. Except as permitted under Section 8.11 or disclosed on Schedule 5.7 or in the Financial Statements, since the Balance Sheet Date: (a) the business of each Acquired Company has been conducted only in the ordinary course consistent with past practice in all material respects, and without limiting the generality of the foregoing, there has not been any:

(a) incident of damage, destruction or loss of any property owned by any Acquired Company, whether or not covered by insurance, having a replacement cost or fair market value in excess of $35,000;

(b) voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by any Acquired Company of any right, power, claim, debt, asset (including accounts receivable) or property (having a replacement cost or fair market value in excess of $35,000 in the aggregate), except in the ordinary course of business consistent with past custom and practices;

(c) material loan or advance by any Acquired Company to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practice;

(d) declaration, setting aside, or payment of any dividend or other distribution in respect of the Company’s equity interests or any direct or indirect redemption, purchase, or other acquisition of such stock, or the payment by an Acquired Company of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Company;

(e) issuance by any Acquired Company of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

(f) action or inaction permitting property or assets of any Acquired Company to be subjected to any Encumbrance, except for (i) Encumbrances for current Taxes not yet due and payable; and (ii) Permitted Encumbrances;

(g) change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by any Acquired Company except as required by GAAP;

(h) other than capital expenditures included in the budget attached hereto as Schedule 5.7(h) (the “Latest Budget”), capital expenditures or commitments therefor by any Acquired Company in excess of $20,000 individually or $100,000 in the aggregate;

(i) entry into or consummation of any transaction involving the acquisition of stock, assets, property or business of any Person other than (i) purchase of inventory or other assets in the ordinary course of business consistent with past practices, or (ii) to the extent included in the Latest Budget;

(j) amendment or termination of the Participation Plan (except the amendment and restatement thereof as of the Effective Date), change in the benefits provided thereunder or issuance or grant of any award or Participation Units under the Participation Plan;

(k) adoption, amendment or termination of any Benefit Plan or increase in the benefits provided under any Benefit Plan, or payment of any bonus, severance, incentive or profit sharing payments in each case except (i) in the ordinary course of business consistent with past practices, (ii) as required by applicable Law or contract, (iii) as required to maintain tax qualified status or as necessary to avoid the creation of any liability under Section 409A of the Code, or (iv) to the extent included in the Latest Budget; provided that the exceptions in clauses (i) through (iv) (other than clause (ii) solely with respect to requirements of applicable Law) shall not apply to the Participation Plan;

(l) material increase in the base salary or bonus opportunity of any employee of any Acquired Company, except in the ordinary course of business consistent with past practice or to the extent included in the Latest Budget;

(m) action that would have been prohibited or otherwise restricted under Section 7.2 hereof, had such action been taken between the Effective Date and the Closing; or

(n) agreement, whether in writing or otherwise, to take any action described in this Section 5.7.

5.8 Tax Matters. Except as disclosed on Schedule 5.8:

(a) Tax Returns and Payments; Etc. (i) Each Acquired Company has timely filed or caused to be timely filed with the appropriate Taxing Authority all Tax Returns required to be filed by or with respect to such Acquired Company on or before the Closing Date; (ii) all such Tax Returns are complete and accurate, and disclose all material Taxes required to be paid by or with respect to each Acquired Company for the periods covered thereby; (iii) all Taxes (whether or not shown on any Tax Return) for which any Acquired Company may be liable have been timely paid; (iv)(A) no Acquired Company has ever elected under Section 1362 of the Code to be treated as an “S corporation” or made any election under any state Tax law to be treated as a similar entity entitled to special Tax treatment, or (B) has ever filed any Tax Return as an S corporation or similar entity entitled to special Tax treatment; (v) no extension of time within which to file any such Tax Return is in effect; (vi) no waiver of any statute of limitations relating to Taxes for which any Acquired Company may be liable is in effect, and no written request for such a waiver is outstanding; (vii) Schedule 5.8 sets forth a schedule of the Tax Returns referred to in clause (i) of this paragraph (a) with respect to which the statute of limitations has not expired (taking into account all applicable extensions and waivers); (viii) the accruals for deferred Taxes reflected in the Financial Statements are adequate to cover any deferred Tax liability of the Acquired Companies determined in accordance with generally accepted accounting principles through the date thereof; (ix) no Acquired Company has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code; (x) no Acquired Company has disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code; (xi)

none of the outstanding Indebtedness of any of the Acquired Companies constitutes indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(j), Section 163(l) or Section 279 of the Code or under any other provision of applicable Law; (xii) the prices and terms for the provision of any property or services by or to any of the Acquired Companies are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained; (xiii) during the four taxable years ending on December 31, 2014, for federal (and corresponding state, local and foreign) income Tax purposes, no Acquired Company or an Affiliated Group which has included any Acquired Company, has been subject to the alternative minimum tax imposed by Section 55 of the Code (or comparable provisions of state, local and foreign income Tax Laws); and (xiv) no Acquired Company is liable for any sales Tax liability for any Pre-Closing Tax Period in excess of the amount of sales Tax liability as set forth on the Closing Date Pro Forma Balance Sheet as finally determined pursuant to Section 2.3.

(b) Audits; Claims; Etc. (i) There is no action, suit, investigation, audit, claim or assessment pending, or that has been threatened, either orally to the Knowledge of the Company or in writing, with respect to Taxes for which any Acquired Company may be liable; (ii) no claim has ever been made by any Taxing Authority in a jurisdiction where an Acquired Company does not pay Taxes or file Tax Returns asserting that an Acquired Company is or may be subject to Taxes assessed by such jurisdiction; (iii) there are no liens for Taxes upon the assets of any Acquired Company except liens relating to current Taxes not yet due; and (iv) all deficiencies asserted or assessments made as a result of any examination of any Tax Return required to be filed by or with respect to any Acquired Company on or before the Closing Date have been paid in full or otherwise finally resolved.

(c) Tax Sharing Arrangements; Etc. (i) None of the Acquired Companies is a party to or bound by any Tax Sharing Arrangement, Tax allocation agreement or Tax indemnity agreement (other than this Agreement and ancillary provisions not applicable to income Taxes in commercial agreements entered into in the ordinary course of an Acquired Company’s business for the purchase or rental of goods, the provision of services or the rental of real property); and (ii) no Acquired Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, election under 108(i) of the Code, or the receipt of any prepaid amount, in each case prior to Closing.

(d) Tax Withholding. (i) All Taxes which any Acquired Company is required by Law to withhold or to collect for payment, including Taxes relating to, or in respect of, any transfer of property in connection with the performance of services, have been duly withheld and collected and have been paid to the appropriate Taxing Authority; and (ii) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(e) Affiliated Groups. (i) None of the Acquired Companies has been a member of any Affiliated Group other than each Affiliated Group of which it is presently a member, and no Acquired Company presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than as described on Schedule 5.8); (ii) none of the Acquired Companies has ever filed on a “consolidated return”

basis, within the meaning of Section 1501 of the Code, or on a combined, consolidated or unitary basis for state or local income tax purposes, with any other Person; and (iii) no Acquired Company has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise.

(f) Tax Classifications. No Subsidiary owned by any Acquired Company is disregarded as an entity separate from its owner for federal income tax purposes, and no election under Treasury Regulation § 301.7701-3 with respect to the federal income tax classification of any Acquired Company has been made.

(g) Ownership. On each day beginning from the date of formation of the Company through and until the Closing Date, the Seller has been the sole owner of record and the sole beneficial owner of one hundred percent (100%) of the equity of the Company for federal income Tax and all other Tax purposes.

5.9 Compliance With Applicable Laws. Each Acquired Company is in compliance with all applicable Laws in all material respects, except as disclosed on Schedule 5.9. Except as disclosed on Schedule 5.9, no Acquired Company has received any written notice alleging any violation of such Laws (which remains unremedied or unresolved) nor, to the Knowledge of the Company, is any such written notice pending or threatened. None of Seller or any Acquired Company has received any written communication since the Balance Sheet Date seeking any judgment, order, writ or decree or that alleges that any Acquired Company is not in compliance in any material respect with any Law or, in any respect, with any judgment, order, writ or decree.

5.10 Legal Proceedings. Except as disclosed on Schedule 5.10, there are no, and since January 1, 2014, there have been no, Proceedings pending or, to the Knowledge of the Company, threatened against any Acquired Company that (a) relate to or involve more than $100,000, (b) seek any material injunctive relief, or (c) have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.10, no Acquired Company is, and since January 1, 2014, no Acquired Company has been, a party or subject to or in default under any judgment, order, writ, injunction, or decree of any Governmental Entity.

5.11 Real Property. No Acquired Company owns any real property. Schedule 5.11 sets forth all leased real property of each Acquired Company (the “Leased Property”). With respect to such Leased Property, the Company has Made Available to Buyer true and correct copies of any leases affecting such Leased Property, including all extensions, amendments and other modifications thereto. No Acquired Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Property. The use and operation of the Leased Property in the conduct of each Acquired Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement. There are no actions pending nor, to the Knowledge of the Company, threatened against or affecting such Leased Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. Since the Balance Sheet Date, no Acquired Company has received written notice of any, nor to the Knowledge of the Company there have not been any, material violations, Proceedings, judgments, writs, orders or decrees relating to zoning, building use and occupancy, traffic, fire, health, sanitation, or other Law, with respect to the Leased Property.

5.12 Personal Property. Except as disclosed on Schedule 5.12 each Acquired Company has, as applicable, title to and possession of those material, tangible personal properties as reflected in the books and records of the Acquired Companies and in the Most Recent Balance Sheet free and clear of any Encumbrances other than Permitted Encumbrances, other than those disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice.

5.13 Certain Obligations of the Company.

(a) Schedule 5.13(a) sets forth a list of all agreements related to the Indebtedness or to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, or any leases accounted for as financing or capital leases under GAAP, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed Indebtedness (including any so called take-or-pay or keep well agreements).

(b) Schedule 5.13(b) sets forth a list of all contracts between an Acquired Company, on one hand, and (A) Seller or any current or former Related Person of Seller (other than an Acquired Company) or (B) any current or former officer or director of an Acquired Company, Seller or any current or former Related Person of Seller on the other hand.

(c) Except for contracts of the nature described in Sections 5.13(a) and 5.13(b), Schedule 5.13(c) sets forth a list of all written contracts or agreements to which an Acquired Company is a party or by which it or its assets or properties are bound which:

(i) require such Acquired Company to make payments of more than $200,000 annually;

(ii) are managed services agreements or master services agreements which provide for services to customers of an Acquired Company pursuant to which any Acquired Company received payments in excess of $200,000 for the twelve month period prior to the Effective Date (excluding statements of work and purchase orders);

(iii) provide for the lease of the Leased Properties;

(iv) are employment contracts with current employees of such Acquired Company or are consulting contracts with current consultants of such Acquired Company, in each case, except for offer letters and business asset protection agreements with the standard terms provided by the Company in the ordinary course of business consistent with past practice;

(v) provide for capital expenditures or the acquisition of fixed assets, in each case, in excess of $200,000;

(vi) restrict the right of any Acquired Company to engage in any line of business or compete with any Person;

(vii) provide for the acquisition or disposition of all or substantially all of the assets or equity interests of any Person;

(viii) grant any Person an Encumbrance on all or any material portion of the assets of any Acquired Company, taken as a whole, other than Permitted Encumbrances;

(ix) are stand-alone confidentiality agreements signed in connection with potential business acquisitions of substantially all of the assets or equity of a business or entered into with a party to a Material Contract;

(x) are for any joint venture, partnership or similar arrangement involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

(xi) grant a power of attorney other than for the filing of Tax Returns;

(xii) provide for indemnification of or by any Acquired Company with respect to liabilities relating to any business acquired by any Acquired Company; or

(xiii) if canceled, terminated or expired by its terms would have a Material Adverse Effect (each of the documents set forth on Schedules 5.13(a) through (c) being a “Material Contract”).

(d) Except as set forth on Schedule 5.13(d), (i) each Material Contract is valid and enforceable in all material respects in accordance with its terms by and against the applicable Acquired Company and, to the Knowledge of the Company, any other party thereto, subject to the Enforceability Exceptions; and (ii) no Acquired Company is in material breach (with or without notice or lapse of time, or both) of the terms of any such Material Contract, and to the Knowledge of the Company, no other party to any Material Contract is in breach of the material terms thereof. Neither Seller nor any Acquired Company has received any written notice of the intention of any party to terminate any Material Contract. Except as set forth on Schedule 5.13(d), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Material Contracts with any Person and no such Person has made demand for such renegotiation.

(e) Except as set forth on Schedule 5.13(e), the Company has Made Available to Buyer and its representatives complete copies of each of the Material Contracts and all amendments, supplements and modifications thereto.

5.14 Accounts Receivable. The accounts receivable reflected on the Most Recent Balance Sheet have arisen from bona fide transactions entered into by the Acquired Companies involving sales or the rendering of services and constitute valid claims of the Acquired Companies. All such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Most Recent Balance Sheet. Subject to any such reserves, each such account receivable either has been collected in full or will be collected in full, without any setoff and without resort to litigation or extraordinary collection activity, within fifteen (15) months from the Closing Date. Except as set forth on Schedule 5.14, since the Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable of the Acquired Companies, except for write-offs in the ordinary course of business consistent with past practice.

5.15 Benefit Plans.

(a) Schedule 5.15(a) contains an accurate and complete list of all Benefit Plans which are provided to or for the benefit of any Persons that are or were employed by any Acquired Company or are maintained by any Acquired Company, to which any Acquired Company is a party, to which any Acquired Company is obligated to contribute, or with respect to which any Acquired Company has any liability (including contingent liability), with each such Benefit Plan a “Company Benefit Plan”. No Acquired Company intends or has committed to establish or enter into any new Company Benefit Plan, or to modify any Company Benefit Plan (except to conform any such Company Benefit Plan to the requirements of any applicable Laws, in each case as previously disclosed to Buyer in writing or as required by this Agreement).

(b) To the extent applicable with respect to each Company Benefit Plan, true, correct and complete copies of the most recent documents described below have been Made Available to Buyer: (i) IRS determination letter or opinion letter and any outstanding request for a determination letter; (ii) all plan documents (or, with respect to any unwritten Company Benefit Plan, a written summary thereof), amendments, and any ancillary plan documents, including any adoption agreements or prototype documents; (iii) Form 5500 for the three most recent plan years, including all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (iv) current summary plan descriptions and any summaries of material modifications; (v) insurance contracts, policies, administrative services agreements, HIPAA business associate agreements, or other agreements with providers used in the administration or operation of any Company Benefit Plan and all amendments thereto; (vi) any trust agreements, annuity contracts, insurance agreements, or other funding instruments used in connection with the funding or payment of amounts in connection with any Company Benefit Plans; (vii) all written materials provided to any employee of any Acquired Company relating to such Company Benefit Plan and any proposed Company Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any Acquired Company; (viii) all correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity during the past three years; and (ix) all insurance policies in the possession of any Acquired Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Benefit Plan.

(c) No fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Company Benefit Plan that could subject any Acquired Company or an employee of any Acquired Company to any liability (including liability on account of an indemnification obligation). Except as set forth on Schedule 5.15(c), no Acquired Company has incurred any excise Taxes under Chapter 43 of the Code with respect to any Company Benefit Plan and nothing has occurred with respect to any Company Benefit Plan that could reasonably be expected to subject any Acquired Company to any such Taxes.

(d) No Acquired Company, nor any ERISA Affiliate of any Acquired Company, has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code, or (iv) under Title IV of ERISA. No Acquired Company, nor any ERISA Affiliate of any Acquired Company, sponsors, has sponsored, contributes to, has contributed to, or has or had an obligation to contribute to (i) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA), or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (ii) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA), or (iii) a plan subject to Section 302 of ERISA or Section 412 of the Code. No Acquired Company, nor any ERISA Affiliate of any Acquired Company, has terminated an employee benefit plan for which any Acquired Company could have any existing or continuing liability or obligation relating thereto.

(e) All contributions (including employee contributions to any qualified plan), insurance premiums, or other payments with respect to the Company Benefit Plans for all periods ending prior to Closing (including periods from the first day of the current plan year to Closing) will be made prior to Closing by the Company or any ERISA Affiliate in accordance with past practice. All contributions (including employee contributions to any qualified plan), insurance premiums, or other payments have been made on a timely basis in accordance with ERISA and the Code, except to the extent that a failure to do so would not have a Material Adverse Effect.

(f) There is no pending or, to the Knowledge of the Company, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Company Benefit Plan, other than routine claims for benefits. There is no audit, inquiry or examination pending or threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Company Benefit Plan. Each Company Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(g) With respect to each Company Benefit Plan, (i) all reports and information relating to each such Company Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; and (ii) each such Company Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that would adversely affect such qualification or exemption. Each Company Benefit Plan has been maintained, funded, operated, and administered in compliance with its terms and with the requirements prescribed by applicable Laws (including the applicable requirement of ERISA, COBRA, HIPAA, and the Code). With respect to each Company Benefit Plan, except as set forth on Schedule 5.15(g), no prohibited transactions (as defined in ERISA Section 406 of Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administration exemption does not exist have occurred. Any employee training and participant or other notices required by ERISA, HIPAA, the Code, or any other state or federal law or any ruling or regulation of any state or federal administration agency with respect to each Company Benefit Plan sponsored by any Acquired Company have been appropriately and timely given, except to the extent that a failure to do so would not have a Material Adverse Effect.

(h) Schedule 5.15(h) contains an accurate and complete list of (i) any Company Benefit Plan that is subject to any of the Laws of any jurisdiction outside of the United States, or (ii) any Company Benefit Plan that covers or has covered employees of any Acquired Company whose services are or have been performed primarily outside of the United States. Each Company Benefit Plan that is required to be registered under the laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(i) No Company Benefit Plan provides (except at no cost to the Acquired Companies), or reflects or represents any liability of any Acquired Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Laws or as set forth on Schedule 5.15(i). Other than commitments made that involve no future costs to the Acquired Companies or as otherwise set forth on Schedule 5.15(i), no Acquired Company has ever represented, promised or contracted (whether in oral or written form) to any employee of any Acquired Company (either individually or to employees of any Acquired Company as a group) or any other Person that such employee(s) of any Acquired Company or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Laws.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will or can be reasonably expected to (i) entitle any current or former director, officer, employee or consultant to any payment (including severance pay or similar compensation), any cancellation of Indebtedness, or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under any Company Benefit Plan; or (iii) result in any increase in benefits payable under any Company Benefit Plan. No payment that is owed or may become due to any director, officer, employee, or agent of the Acquired Company will be non-deductible to the Acquired Company or subject to tax under Section 280G or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Law); nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(k) Each Company Benefit Plan and each other arrangement with respect to which any Acquired Company has any liability that is a “nonqualified deferred compensation” plan within the meaning of Code Section 409A has been operated and administered in material compliance with Code Section 409A and other administrative and binding guidance thereunder since January 1, 2005 (or, if later, the date of its adoption), and has been in material documentary compliance with Code Section 409A and other authoritative and binding guidance thereunder since January 1, 2009, and no Acquired Company has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. No Acquired Company has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(l) From and after the Closing, the Acquired Companies or Buyer are able to continue, or terminate within thirty (30) days after written notification to the applicable provider, any insurance contracts, policies, or other agreements with providers used in the administration or operation of any Company Benefit Plan that is an “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA.

Notwithstanding anything to the contrary contained in this Agreement, this Section 5.15 shall not apply, in any manner, to the Participation Plan, it being agreed that all representations and warranties regarding the Participation Plan are contained exclusively in Section 5.27.

5.16 Labor Relations; Employment Matters.

(a) Except as set forth on Schedule 5.16(a), (i) no Acquired Company has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Knowledge of the Company, there has not been any organizational campaign, card solicitation, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer or employee of any Acquired Company; (ii) there are no unfair labor practice allegations, charges, disputes, grievances or complaints pending or, to the Knowledge of the Company, threatened against any Acquired Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving any current or former director, manager, officer, employee or independent contractor of any Acquired Company; and (iii) there is no labor strike, slowdown, stoppage, picketing or lockout pending or, to the Knowledge of the Company, threatened against any Acquired Company.

(b) Schedule 5.16(b) contains a true and correct list of all employees, officers and directors of each Acquired Company (whether such persons are or are not actively employed by such Acquired Company) for calendar years 2014 and 2015 (from January 1, 2015 to the Effective Date), listing, for each such Person, as of the Effective Date (or on the date of termination, if such person is no longer employed by the Company), his or her: name, date of hire, termination date (if applicable), position, annual base salary, other compensation (including commissions, but excluding any payments under the Participation Plan), any compensation due in connection with a change of control or similar transaction involving an Acquired Company (but excluding any payments under the Participation Plan), and last annual bonus.

(c) Except to the extent set forth on Schedule 5.16(c):

(i) there is no pending or, to the Knowledge of the Company, threatened dispute with any current or former employee of any Acquired Company with respect to any salary, bonus, commission, other form of compensation, or benefit;

(ii) no Acquired Company has, during the three (3) years prior to the Closing Date, received notice of charges or complaints of discrimination pending or, to the Knowledge of the Company, threatened, including, without limitation, any arbitration or court proceedings or proceedings before the Equal Employment Opportunity Commission or any state or local agency with respect to any Acquired Company, or any representative of any Acquired Company;

(iii) there are no worker’s compensations claims pending against any Acquired Company and, to the Knowledge of the Company, no such claims are threatened against any Acquired Company; and

(iv) except for compensation accrued and not yet payable, each Acquired Company has paid all compensation due to its employees as of the Closing Date.

(d) No Acquired Company has any material liability with respect to any misclassification of any Person performing services as an independent contractor rather than as an employee.

(e) Except as set forth on Schedule 5.16(e), no Acquired Company has any contract or other agreement with any dealer, distributor, sales representative, franchisee or similar representative, in each case, who is not an employee of the Company.

(f) Except as set forth on Schedule 5.16(f), to the actual knowledge of the Key Executives after reasonable inquiry of the appropriate Company staff responsible for the hiring of employees of the Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity or practice relating to the business of any Acquired Company or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement or discovery.

5.17 Environmental. Except as set forth on Schedule 5.17:

(a) each Acquired Company has, since January 1, 2012, conducted its business in compliance in all material respects with all applicable Environmental Laws;

(b) to the Knowledge of the Company, no condition exists on any of the assets or properties of any Acquired Company which in any case would subject any Acquired Company or such asset or property to any material liability under any applicable Environmental Laws;

(c) no Acquired Company has received written notice that it is a potentially responsible party or otherwise liable in connection with any disposal site allegedly containing, or other location used for the disposal of, Hazardous Substances;

(d) no Acquired Company has received any written notices or demand letters from any Governmental Entity or Third Party, indicating that such Acquired Company is in material violation of, or materially liable under, any Environmental Law;

(e) no Acquired Company is subject to any outstanding Consent decree, compliance order or administrative order issued pursuant to an Environmental Law; and

(f) the conduct by each Acquired Company of its business has not resulted in the release of any Hazardous Substances for which any Acquired Company would be reasonably expected to have liability for investigation, remediation or damage claims, including natural resource damage claims under applicable Environmental Laws.

5.18 Insurance.

(a) The Company has Made Available to Buyer correct and complete copies of all insurance policies maintained by any Acquired Company, including but not limited to general liability policies, professional liability (or “errors and omissions”), directors and officers, product liability, comprehensive general liability and umbrella insurance policies, if any, maintained as of the date hereof by each Acquired Company other than insurance policies that are part of a Benefit Plan (the “Insurance Policies”), together with descriptions of “self-insurance” programs. All insurance policies maintained with respect to each Acquired Company on the Effective Date are in full force and effect and all premiums due and payable on such policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid in the future). Since January 1, 2014, no Acquired Company has failed to give any notice or present any material claim under any Insurance Policy in due or timely fashion or as required thereby in a manner which would jeopardize full recovery thereunder. Schedule 5.18(a) contains a complete list of all insurance claims filed by any Acquired Company in the past five (5) years including the nature of the claim, the date filed, the applicable insurance policy, and the payout on such claim made by the insurer.

(b) Schedule 5.18(b) contains a complete list of all Insurance Policies maintained by each Acquired Company which provide insurance coverage relating to its business as of the Effective Date. No Acquired Company has received written notice from the insurer under any such Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by any Acquired Company or terminating, cancelling or materially amending any Insurance Policy, in each case at any time during the term of such Insurance Policy.

5.19 Brokerage Fees. Except as set forth on Schedule 5.19, no Acquired Company has retained any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby and all fees or other amounts payable on the Closing Date to the parties shown on Schedule 5.19 shall be a Transaction Expense.

5.20 Intellectual Property.

(a) Schedule 5.20(a) contains a complete and accurate list of the following items of Company Owned IP: (i) all Patents, all pending Patent applications, all registrations for Trademarks, all pending applications to register Trademarks, material unregistered trademarks and service marks, all copyright registrations, and all domain name registrations, including to the extent applicable the registration or application number for each item and the jurisdiction in which the item has been registered or applied for (“Listed IP”); and (ii) all Third Party IP Licenses. “Third Party IP Licenses” for purposes of this Agreement is defined as all written licenses and sublicenses and all other written agreements with a Third Party pursuant to which (x) any Acquired Company is authorized to use any Non-Company Owned IP, except for (A) licenses or sublicenses to generally commercially available software with, as of the Effective Date of this Agreement, annual payment obligations of less than $50,000, (B) licenses or sublicenses to Non-Company Owned IP that are de minimis to the business of such Acquired Company as presently conducted; and (C) licenses or sublicenses to a customer’s Intellectual Property granted to an Acquired Company in connection with providing services to such customer or (y) any Acquired Company grants a license or sublicense to use any Company IP, except for (A) licenses or sublicenses granted as part of any Acquired Company’s service agreements with its customers or users and (B) licenses or sublicenses granted to an Acquired Company vendor or contractor solely for purposes of providing services to an Acquired Company. Seller has Made Available to Buyer (1) complete copies of all written customer service agreements that have not terminated as of the Effective Date pursuant to which any Acquired Company licenses or sublicenses any Company IP to such customer and (2) complete copies of each Third Party IP License that is a Material Contract.

(b) Except for the Excluded Assets listed on Schedule 8.11(a) and except as set forth on Schedule 5.20(b): (i) each Acquired Company, as applicable, owns, and shall, immediately subsequent to the Closing Date, continue to own all Company Owned IP; (ii) each Acquired Company, as applicable shall, immediately subsequent to the Closing Date, possess sufficient and enforceable legal rights under all licenses or sublicenses to Company IP to which any Acquired Company is a party, whether taken by or granted to the Acquired Company (“IP Licenses”), to continue to use such IP Licenses in the manner in which such IP License was taken or granted; (iii) within the past three (3) years, no Acquired Company has received any written notice of Invalidity from any Third Party, nor has any Acquired Company received any written notice of infringement or misappropriation from any Third Party with respect to any Company IP; and (iv) to the Knowledge of the Company, within the past three (3) years, no Acquired Company has or is now infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Third Party with respect to any Company IP in the conduct of its business as presently conducted. To the Knowledge of the Company, the Acquired Companies own or possess the right to use all Intellectual Property necessary to operate the business of the Acquired Companies as such business is presently conducted, in all material respects.

(c) Schedule 5.20(c) is an Excel spreadsheet in which Column A is software that is material to the operation of the business of the Acquired Companies as it is currently conducted and that is or includes any Company Owned IP (the “Company Software”), Column B is a description of Company Software, Column C is a list of software that is Non-Company

Owned IP and that is embedded or otherwise included in any Company Software (the “Embedded Software”) and Column D is a list of software that is Non-Company Owned IP constituting derivative works that were created by or on behalf of an Acquired Company. No Company Owned IP has been adjudged invalid or unenforceable in whole or in part, and, to the Knowledge of the Company, the Acquired Companies’ Intellectual Property rights in the Company Owned IP are valid, subsisting and enforceable against Third Parties. The Acquired Companies have embedded or otherwise included the Embedded Software in the Company Software in a manner that complies, in all material respects, with the Acquired Companies’ license or sublicense to such Embedded Software, including, where applicable, distribution of such Embedded Software.

(d) A valid and enforceable “work for hire”, business asset protection agreement or similar agreement has been entered into between all current and former product management and software development personnel (whether employees, contract workers, agents, consultants, other service providers or contractors) of any Acquired Company, who have contributed to or participated in the conception or development of Company Software or other material Company Owned IP that is used in the business of the Acquired Companies as it is currently conducted and such Acquired Company that has accorded the Acquired Company ownership of all copyrights in such Company Owned IP thereby arising. The Company has used best commercial efforts to ensure that any other current or former personnel of any Acquired Company, including employees, contract workers, agents, consultants, other service providers and contractors, who have contributed to or participated in the conception or development of Company Software or other material Company Owned IP that is used in the business of the Acquired Companies as it is currently conducted, either have been a party to a “work for hire” or similar agreement with such Acquired Company that has accorded the Acquired Company ownership of all copyrights in such Company Owned IP thereby arising or have executed instruments of assignment in favor of the Acquired Company as assignee that have conveyed to an Acquired Company ownership of all copyrights of such Person in such Company Owned IP thereby arising and without any rights of reversion.

(e) No Company Owned IP, or to the actual knowledge of the Key Executives, any other Company IP, is subject to any outstanding judgment, settlement, stipulation, injunction, order or decree restricting in any material respect the ownership, use or licensing thereof.

(f) Except as set forth on Schedule 5.20(f), (i) no Acquired Company is party to any written agreement pursuant to which the Acquired Company has agreed to indemnify and/or hold harmless any other person from or against any cause of action, charge or other claim that any Company Owned IP infringes a third party’s Intellectual Property rights except as part of any Acquired Company’s agreements with its customers or users (ii) no Acquired Company has entered into any agreement granting any Third Party the right to bring infringement actions, prosecute, or otherwise to enforce rights with respect to any Company Owned IP; and (iii) the Company has the right to file, prosecute, and maintain all applications and registrations with respect to all applicable Company Owned IP.

(g) The Company has taken commercially reasonable actions to maintain and protect the Company Owned IP used to conduct the business of the Acquired Company as presently conducted, including, without limitation, entering into confidentiality and non-disclosure agreements and using other using commercially reasonable measures to maintain the secrecy of any such Company Owned IP that is confidential in nature or a Trade Secret.

5.21 Corrupt Practices. No Acquired Company, nor any of their respective directors, officers, employees, contractors, consultants or agents or any other Person authorized to act, or acting, on behalf of any Acquired Company, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property, or services (a) for the purpose of (i) influencing any act or decision of such government official, candidate, party, campaign or other Person, (ii) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature or (v) otherwise securing any improper advantage or (b) in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or other Law.

5.22 Information Technology; Security and Privacy.

(a) All information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, that are material to the conduct of the business of any Acquired Company (collectively, “Company IT Systems”) have been maintained, in all material respects, in accordance with prudent, commercially reasonable, industry standards. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of each Acquired Company in all material respects. The Company has in place a commercially reasonable disaster recovery program.

(b) The Company has established and is in compliance with a commercially reasonable information security program covering the Acquired Companies that includes safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary data and is designed to prevent unauthorized access to the Company IT Systems.

5.23 Transactions with Affiliates. After the Closing, except for the Excluded Assets, none of Seller or any of his current or former Related Persons will have any interest in any property (real or personal, tangible or intangible) or contract (a) of any Acquired Company or (b) used in or pertaining to their business.

5.24 Corporate Name. The Acquired Companies have not received any written notice of conflict since the Balance Sheet Date with respect to the rights of others regarding the names of the Acquired Companies. No Person is presently authorized by Seller or any Acquired Company to use the name of any Acquired Company.

5.25 Accounts; Safe Deposit Boxes; Powers of Attorney. Schedule 5.25 sets forth (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Acquired Companies and those Persons authorized to sign thereon, and (b) a true and complete list of all currently effective powers of attorney granted by the Acquired Companies (other than those granted for the filing of Tax Returns) and those Persons authorized to act thereunder.

5.26 Earn-Out Obligations. Except as set forth on Schedule 5.26, as of the Closing Date, no Acquired Company has any continuing liability or outstanding obligation (whether contingent or otherwise) with respect to any earn-out, contingent, deferred or similar payments or consideration (including any award or grant of equity, including Participation Units under the Participation Plan) to any Persons whatsoever, including Capitol Phoenix Inc., Capitol Discovery Services, Jack Hughlette, Clarity Litigation, LLC, Electronic Discovery of Baton Rouge Associates, L.L.C., Itek Imaging, LLC, Lexsum, Inc., Thomas J. Collins, Shara Collins, or any current or former Affiliate, officer, director, partner, shareholder, member, manager, employee, agent, advisor, successor, heir, assign or Related Person of any of the foregoing.

5.27 Plan Participants.

(a) Schedule 5.27 sets forth a true and complete list of all Plan Participants, and, with respect to each Plan Participant, a true and complete list of the following: (i) such Plan Participant’s name, (ii) such Plan Participant’s current address as shown in the books and records of the Company, (iii) the number of vested and unvested Participation Units (specified as such) such Plan Participant holds under the Participation Plan as of the Closing Date, (iv) the percentage of such Plan Participant’s Participation Units as compared to all Plan Participants’ Participation Units, (v) whether such Plan Participant is an Acquired Employee, a former employee of any Acquired Company or neither of the foregoing, (vi) whether such Plan Participant’s Participation Units (or a specified portion thereof) were granted as compensation in respect of such Plan Participant’s employment, as consideration in respect of an acquisition or otherwise (listed with specificity), and (vii) if such Plan Participant is a Key Participant, such Key Participant’s Key Participant Pro Rata Share. Schedule 5.27 will be updated prior to Closing to set forth, as of the Closing Date, (A) the dollar amounts to be received by each Plan Participant hereunder (treating for this purpose all amounts paid or withheld by Buyer or the Company to or with respect to such Plan Participant in connection with the transactions contemplated hereunder as received by such Plan Participant) and (B) with respect to each Plan Participant that is an Applicable Plan Participant, (1) such Applicable Plan Participant’s Applicable Plan Participant Pro Rata Share and (2) the dollar amount to be paid by the Company (x) into the Escrow Fund pursuant to Sections 2.2(d)(ii)(D) and 2.2(e), (y) to Seller in respect of the Participation Adjustment Defense Fund Portion pursuant to Section 2.2(d)(ii)(D); (z) to the Participant Representative in respect of the Participation Liability Defense Fund pursuant to Section 2.2(d)(ii)(D), in each case, in respect of such Plan Participant.

(b) With respect to the Participation Plan, true, correct and complete copies of the plan document, amendments and any written materials relating to the Participation Plan that would result in any liability to any Acquired Company beyond the scope of the liabilities set forth in Schedule 5.27 have been Made Available to Buyer. There is no pending or, to the Knowledge of the Company, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving the Participation Plan.

(c) Except as otherwise set forth on Schedule 5.27(c), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will or can be reasonably expected to (i) entitle any current or former director, officer, employee or consultant to any cancellation of Indebtedness or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under the Participation Plan; or (iii) result in any increase in benefits payable under the Participation Plan. No payment that is owed or may become due to any director, officer, employee, or agent of the Acquired Company will be non-deductible to the Acquired Company or subject to tax under Section 280G or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Law); nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(d) The Participation Plan, to the extent that it is a “nonqualified deferred compensation” plan within the meaning of Code Section 409A, has been operated and administered in material compliance with Code Section 409A and other administrative and binding guidance thereunder since January 1, 2005 (or, if later, the date of its adoption), and has been in material documentary compliance with Code Section 409A and other authoritative and binding guidance thereunder since January 1, 2009, and no Acquired Company has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code with respect to the Participation Plan. No Acquired Company has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code with respect to the Participation Plan.

5.28 Dividends and Distributions. Since July 1, 2014, no Acquired Company has paid as dividends or distributions any Cash held by any Acquired Company to Seller or any Key Executive (except for Seller’s or such Key Executive’s ordinary compensation, benefits and reimbursement of expenses, in each case, paid in the ordinary course of business consistent with past practice).

5.29 Customers. Except as disclosed on Schedule 5.29, for the period that commenced on June 1, 2014 and ended on the Effective Date, to the Knowledge of the Company, there has not been any material adverse change in the business relationship of any Acquired Company with any of its customers which are among the largest ten (10) customers of the Acquired Companies in the aggregate based on the dollar amount of gross sales made during 2014.

5.30 NO OTHER REPRESENTATIONS. EXCEPT TO THE EXTENT SET FORTH IN ARTICLE 4 AND THIS ARTICLE 5, THE COMPANY, SELLER AND THE KEY PARTICIPANTS MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER. WITHOUT LIMITING THE FOREGOING, NO REPRESENTATION OR WARRANTY IS MADE BY THE COMPANY, SELLER OR THE KEY PARTICIPANTS WITH RESPECT TO THE FUTURE PROSPECTS OR PERFORMANCE OF ANY ACQUIRED COMPANY FROM AND AFTER THE CLOSING DATE. THE COMPANY, SELLER AND THE KEY PARTICIPANTS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OF THE ACQUIRED COMPANIES (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IN EACH CASE, EXCEPT TO THE EXTENT SET FORTH IN ARTICLE 4 AND THIS ARTICLE 5.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Seller as follows:

6.1 Organization. Buyer is a corporation duly formed, validly existing, and in good standing under the Laws of the State of New York. UK Buyer is a private limited company duly formed, validly existing, and in good standing under the Laws of the United Kingdom. Parent is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Missouri.

6.2 Buyer Authority. Each of Buyer. UK Buyer and Parent has full power and authority to execute, deliver, and perform this Agreement. The execution, delivery, and performance by Buyer, UK Buyer and Parent of this Agreement, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by all necessary action of Buyer, UK Buyer and Parent, respectively. This Agreement has been duly executed and delivered by each of Buyer, UK Buyer and Parent and constitutes a valid and legally binding obligation of each of Buyer, UK Buyer and Parent, enforceable against each of Buyer, UK Buyer and Parent in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

6.3 No Conflict. Assuming all Consents, approvals, authorizations, and other actions described in Section 6.4 have been obtained and all filings and notifications listed in Section 6.4 have been made, and except as may result from any facts or circumstances relating solely to Seller or any Seller Affiliates, the execution, delivery and performance of this Agreement by each of Buyer, UK Buyer and Parent do not and will not:

(a) violate or breach the articles of incorporation or bylaws (or other governing documents) of Buyer, UK Buyer or Parent;

(b) violate or breach any Law binding upon Buyer, UK Buyer or Parent, respectively, except as would not hinder, prevent or delay Buyer, UK Buyer or Parent, as applicable, from performing its obligations hereunder; or

(c) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer, UK Buyer or Parent, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Buyer, UK Buyer or Parent, respectively, is a party or by which it or any of such assets or properties is bound or affected, except as would not hinder, prevent or delay Buyer, UK Buyer or Parent, as applicable, from performing its obligations hereunder.

6.4 Consents and Approvals. No Consent, approval, authorization, license, order, or permit of, or declaration, filing, or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Buyer, UK Buyer, Parent or any of their respective Affiliates in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such Consent, approval, authorization, license, order or permit or to make such declaration, filing, registration or notification, would not hinder, prevent or delay Buyer, UK Buyer or Parent, respectively, from performing its obligations hereunder.

6.5 Compliance with Laws. None of Buyer, UK Buyer or Parent is in violation of or in default under any Law or order applicable to Buyer, UK Buyer, Parent or their respective assets the effect of which would hinder, prevent or delay Buyer, UK Buyer or Parent, respectively, from performing its obligations hereunder.

6.6 Financing. As of the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make all payments required to be made by Buyer (and the Company, at or after Closing) as and when required hereunder and to consummate the transactions contemplated hereunder. Buyer knows of no circumstance or condition that could be reasonably expected to prevent the availability of such cash, available lines of credit or other sources of immediately available funds. Buyer acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.

6.7 Legal Proceedings. There are no Proceedings pending or, to the knowledge of Buyer, UK Buyer or Parent, respectively, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

6.8 Brokerage Fees. Except for KeyBanc and Credit Suisse Securities (USA) LLC, the fees of each of which will be paid by Buyer, neither Buyer, UK Buyer, Parent or any of their respective Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby and Buyer shall be solely responsible for the payment of all fees or other amounts to its lenders without right to any contribution or reimbursement from Seller.

6.9 Nature of Investment. Buyer is acquiring the Shares and UK Buyer is acquiring the European Subsidiary Shares, in each case, for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Each of Buyer and UK Buyer has made, independently and without reliance on Seller (except to the extent that Buyer and UK Buyer have relied on the representation and warranties of the Company and Seller in this Agreement), its own analysis of the Shares and the European Subsidiary Shares, respectively, for the purpose of acquiring the same and each of Buyer and UK Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Each of Buyer and UK Buyer acknowledges that the Shares and the European Subsidiary Shares, are not registered pursuant to the 1933 Act or any comparable foreign law and that none of the Shares or the European Subsidiary Shares may be transferred, except pursuant to an applicable exception thereunder, as applicable. Each of Buyer and UK Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

6.10 Independent Investigation; Non-Reliance. Each of Buyer, UK Buyer and Parent hereby acknowledges and affirms that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis and evaluation of the Acquired Companies and the representations, warranties and covenants of Seller and the Company contained herein; (b) neither Seller nor the Company has made any representation or warranty, express or implied, except as provided in Article 4 or Article 5, whether to induce Buyer, UK Buyer or Parent to enter into this Agreement or otherwise; and (c) it has not entered into this Agreement in reliance upon any representation or warranty not contained in Article 4 or Article 5. Buyer agrees that claims for indemnification shall be made pursuant to the terms of Article 13.

ARTICLE 7

CONDUCT OF THE ACQUIRED COMPANIES PENDING CLOSING

7.1 Conduct of Business. Except as otherwise provided in this Agreement (including Section 8.11), during the period from the Effective Date to the Closing, the Acquired Companies, taken as a whole, shall operate in the ordinary course of business, use Reasonable Efforts to preserve, maintain, and protect their material assets, rights, and properties and, without limiting the generality of the foregoing, not take any action that would cause any Acquired Company to be in breach of Section 5.7; provided, however, no Acquired Company shall be required to make any payments or enter into or amend any contractual agreements, arrangements, or understandings to satisfy the foregoing obligation other than consistent with past practice.

7.2 Pre-Closing Restrictions. Without limiting the generality of Section 7.1 and except as set forth on Schedule 7.2 or in furtherance of its rights under Section 8.11, from the Effective Date to the Closing, no Acquired Company shall, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend its governing documents;

(b) (i) issue, sell, or deliver or allow the transfer of any of its equity securities or equity equivalents or any subscriptions, options, warrants or other rights in respect of the foregoing; or (ii) amend any of the terms of any such securities outstanding as of the Effective Date;

(c) (i) split, combine, or reclassify any of its equity securities or outstanding equity; (ii) repurchase, redeem or otherwise acquire any of its securities; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Acquired Company;

(d) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any material assets outside the ordinary course of business consistent with past practice;

(e) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof or form any Subsidiary;

(f) change in any material respect any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP;

(g) settle any dispute or claim or compromise or settle any material liability which results in a material non-current liability becoming due from any Acquired Company after Closing or agree to any restrictions or limitations that materially and adversely affect any Acquired Company’s ability to conduct its business after Closing;

(h) materially alter the amount or type of coverage insuring the Acquired Companies or their assets;

(i) increase the rate of compensation of any owner, director, officer, employee, or consultant to, or agent of any Acquired Company, except for: (i) payments to be made to the Plan Participants pursuant to the Participation Plan pursuant to awards granted prior to the Effective Date; and (ii) increases in the ordinary course of business in the compensation of individuals other than the owner, directors, officers or Affiliates of any Acquired Company, not to exceed the greater of a five percent (5%) increase or $10,000 for any one individual;

(j) enter into, adopt, materially amend or terminate any Company Benefit Plan (except as required by Law);

(k) except to the extent included in the Latest Budget, incur or assume any (i) liabilities other than in the ordinary course of business, or (ii) Indebtedness, or guarantee of any Indebtedness,

(l) incur or assume any obligations under any leases accounted for as financing or capital leases under GAAP;

(m) permit, allow or suffer any of its assets (other than Excluded Assets) to become subjected to any Encumbrance of any nature whatsoever, other than Permitted Encumbrances;

(n) except to the extent included in the Latest Budget, (i) enter into any contract that would require or entitle any Acquired Company to make payments of more than $100,000 annually (including sales and purchase orders) or (ii) modify, amend, terminate or grant any Consent or waiver under any contract that requires or entitles any Acquired Company to make payments of more than $100,000 annually (including sales and purchase orders);

(o) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of his Related Persons, except for (i) transactions solely among the Acquired Companies, (ii) dividends and distributions of Cash permitted under Section 8.10 or (iii) transfers of Excluded Assets;

(p) execute a lease for, or open, relocate or close, any office or other facility, or make any application for such an opening, relocation or closing;

(q) take any action or fail to take any action such that any of the representations or warranties set forth in Article 4 (Representations and Warranties Regarding Seller) or Article 5 (Representations and Warranties Regarding the Acquired Companies) would not be true and correct as of the date of such action or as of the Closing Date;

(r) except to the extent included in the Latest Budget, (i) hire or make an offer to hire any employee on a full-time, part-time, consulting or other basis with annual compensation in excess of $50,000 (other than an employee replacing a terminated employee with the same job title and compensation) or (ii) terminate the employment of any employee; provided that in each case the Company provides Buyer with written notice of such hire or termination;

(s) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes; or

(t) enter into any agreement or arrangement, whether in writing or otherwise, to do anything restricted pursuant to the foregoing provisions of this Section 7.2.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Access and Confidentiality.

(a) Access. Between the Effective Date and the Closing:

(i) Subject to the prior written consent of Seller in each instance, Buyer or its Affiliates may contact any customer of the Acquired Companies who is among the largest ten (10) customers of the Acquired Companies in the aggregate based on the dollar amount of gross sales made during 2014, in order to perform reasonable due diligence with respect to the Acquired Companies’ relationship with such customer; provided, however, the Company shall have the right to have a representative present at all times during any such meetings, calls or other contact; provided, further, that such Company representative shall, upon Buyer’s reasonable request, be a silent participant in any such meeting, call or other contact with any such customer;

(ii) the Company shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such offices, and such books and records, of all Acquired Companies, as are reasonably necessary to allow Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article 5 in furtherance of Buyer’s rights and obligations under this Agreement; provided, however, that any such access by Buyer shall not unreasonably interfere with the conduct of the business of any Acquired Company and Buyer shall reimburse the Acquired Companies promptly for all reasonable out-of-pocket costs and expenses (which the Parties agree excludes reimbursement for attorneys’ fees, the fees of any accountant or financial or other advisor, general overhead, salaries and employee benefits) incurred in connection with any such access by Buyer or its representatives; and

(iii) the Company shall cause officers of the Company to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to any Acquired Company as Buyer may from time to time reasonably request (to the extent such data exists), provided, however, that any such access by Buyer shall not unreasonably interfere with the conduct of the business of any Acquired Company and Buyer shall reimburse the Acquired Companies promptly for all reasonable out-of-pocket costs and expenses (which the Parties agree excludes reimbursement for attorneys’ fees, the fees of any accountant or financial or other advisor, general overhead, salaries and employee benefits) incurred in connection with any such access by Buyer or its representatives.

The Company shall have the right to have a representative present at all times during any such inspections and examinations conducted at the offices or other properties of any Acquired Company. Buyer shall have no right of access to, and no Acquired Company nor Seller shall have any obligation to provide the following to Buyer:

(1) any bids, letters of intent, indications of interest or other communications received from or entered into with Third Parties in connection with possible transactions of the nature of the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, letters of intent, indications of interest, nondisclosure agreements or other communications (all of which shall be transferred by the Company to Seller prior to Closing and remain the property of Seller following the Closing);

(2) any information, documentation, correspondence or other communication between any Acquired Company and its lawyers (including any information subject to the attorney-client privilege), accountants or other advisors in connection with the transactions contemplated by this Agreement or any other information the disclosure of which would, in the opinion of legal counsel, jeopardize any attorney-client or other legal privilege available to any Acquired Company, Seller or any Seller Affiliate relating to such information or would cause Seller, any Seller Affiliate or any Acquired Company to breach a confidentiality obligation (all such items and information described in subsections (1) and (2) collectively the “Excluded Information”); or

(3) access to, or information, documentation or correspondence concerning, the Excluded Assets.

(b) Confidentiality Obligations of Buyer. All information and documents obtained by Buyer pursuant to Section 8.1(a) or otherwise shall be subject to the terms and conditions of the Non-Disclosure Agreement; provided, however, that the Non-Disclosure Agreement shall terminate upon the Closing as to matters concerning any Acquired Company (but not as to matters respecting Seller).

(c) Confidentiality Obligations of Seller. From and after the Closing, Seller shall hold in confidence any and all proprietary information, whether written or oral, concerning any Acquired Company, except to the extent that such information: (i) is or becomes generally available to and known by the public through no violation by Seller of this Agreement or any obligation of Seller in favor of Buyer or any Acquired Company; or (ii) is lawfully acquired by Seller from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, after Closing, is requested to disclose any information in connection with any judicial, regulatory or administrative process or by other purported requirements of Law, Seller shall, if not prohibited by Law, promptly notify Buyer in writing of such request and shall disclose only that portion of such information which Seller has been requested to disclose, provided that Seller shall use Reasonable Efforts to obtain (at Buyer’s specific request and sole cost and expense) an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Seller hereby assigns, effective at the Closing, to Buyer all of Seller’s rights under all confidentiality agreements entered into by Seller with any Person in connection with the proposed sale of the Company to the extent such rights relate to the Acquired Companies. Copies of all confidentiality agreements entered into by Seller or any Acquired Company with any Person in connection with the proposed sale of the Company shall remain in the sole possession of the Company on and after the Closing Date.

(d) Retention by Seller. Seller and his legal representatives and financial advisors may retain copies of all Datasite materials and all books and records prepared by Seller or the Company in connection with the transactions contemplated by this Agreement, including copies of any books and records which may be relevant in connection with the defense of possible disputes arising hereunder and copies of all financial information and all other accounting books and records prepared or used by Seller or the Company in connection with the preparation of financial statements of any Acquired Company, in each case, to the extent existing on the Closing Date.

(e) Record Preservation by Buyer. After the Closing, Buyer shall preserve and keep all books and records for three (3) years (excluding Tax records, which are addressed in Section 12.4(d)) relating to the business or operations of any Acquired Company on or before the Closing Date in Buyer’s possession in accordance with the document retention policies of Parent. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records of the Acquired Companies relating to any claim for indemnification or other dispute hereunder or any investigation instituted by a Governmental Entity or any litigation either (i) Made Available to Buyer or (ii) initiated on or after the Closing Date reasonably relating to matters occurring prior to the Closing, without regard to such document retention policies.

(f) Access to Records. Following the Closing, except as may be limited by other provisions contained in this Agreement relating to access, Buyer shall permit each of Seller and Participant Representative to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer, to the books, records and personnel relating to the business of the Acquired Companies, to the extent that such access may be reasonably required in connection with: (i) the transactions contemplated herein (including any dispute hereunder) or (ii) any regulatory filing or matter (including any Tax matters) relating to a period prior to the Closing; provided, however, that any such access by such Persons shall not unreasonably interfere with the conduct of the businesses of any Acquired Company and such Persons shall reimburse Buyer promptly for all reasonable out-of-pocket costs and expenses (which the Parties agree excludes reimbursement for attorneys’ fees, the fees of any accountant or financial or other advisor, general overhead, salaries and employee benefits) in connection with any such request.

8.2 Regulatory and Other Authorizations and Consents.

(a) Filing; Additional Actions. The Company and Buyer shall use Reasonable Efforts to obtain all material authorizations, Consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to the Governmental Approvals) that may be or become necessary for such Party’s execution and delivery of, and the performance of such Party’s obligations under, this Agreement and will cooperate fully with the other Parties in promptly seeking to obtain all such material authorizations, Consents, orders, and approvals, giving such notices, and making such filings.

(b) Third Party Consents. In addition to the Consents listed on Schedule 10.3, the Company will use its Reasonable Efforts to obtain (and Buyer will reasonably cooperate with such efforts), any additional Consents of Third Parties necessary or advisable in connection with the transactions contemplated by this Agreement. No obligation of any Party under this Section 8.2(b) to use Reasonable Efforts shall include the payment of any money to any Third Party except as may be required by Law or a binding and enforceable contract entered into prior to the Effective Date of this Agreement.

8.3 Public Announcements. From and after the Effective Date, no Party may, without the prior written consent of Buyer and Seller (such consent not to be unreasonably withheld), directly or indirectly, make any public announcements regarding this Agreement or the transactions contemplated hereby; provided that Buyer (directly or through an Affiliate) shall be permitted to issue a press release substantially in the form attached hereto as Exhibit C on or following the Effective Date. Buyer may thereafter issue press releases or otherwise make public announcements to the extent required by applicable Law (including requirements of stock exchanges and other similar regulatory bodies). If applicable Law requires Buyer to make a public announcement regarding this Agreement or the transactions contemplated hereby, Buyer shall use its Reasonable Efforts to provide advance notice to Seller of such announcement and shall to the extent practicable consult with Seller on the timing and content of any such required announcement; provided that this sentence shall not apply to any Buyer filings with the Securities and Exchange Commission. Nothing in this Section 8.3 shall prohibit Buyer from making, after the Closing Date, any announcement regarding any Acquired Company or any Acquired Company’s business or operations.

8.4 Supplemental Disclosure. From time to time prior to the Closing Date, the Company and Seller may supplement or amend and deliver updates to the Disclosure Schedules relating to events occurring or conditions arising after the Effective Date that are necessary to make the representations and warranties qualified by such Disclosure Schedules not untrue. The representations and warranties contained in Article 5 shall be construed, for purposes of Section 10.1, to be based on the Disclosure Schedules as so updated; provided that Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedules to the extent provided in Section 11.1(d). For the avoidance of doubt, Buyer shall not be permitted to terminate this Agreement and Seller, the Key Participants and the Company shall not be deemed to be in breach of this Agreement for any purpose (including under Article 13) as a result of any (a) update to the Disclosure Schedules that relate to any Acquired Company’s taking of actions listed in Section 7.2, for which actions Buyer provided its prior written consent, or (b) update to the Disclosure Schedules relating to events occurring or conditions arising after the Effective Date that are necessary to make the representations and warranties qualified by the Disclosure Schedules not untrue; provided, however, this subsection (b) shall not apply to any updates to Schedule 5.13(c) or any such event or condition that breaches any covenant set forth in Section 7.2.

8.5 Expenses. Except as otherwise expressly provided in this Agreement (including pursuant to Sections 2.2 and 8.2), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.

8.6 Exclusivity. From February 4, 2015 through the earliest of: (a) the Closing; (b) the termination of this Agreement pursuant to Section 11.1; and (c) the Outside Closing Date (the “Exclusivity Period”), neither Seller nor the Company will, and each will cause their Affiliates not to, directly or indirectly, through any officer, director, manager, representative or agent of any of them or otherwise, initiate, solicit, entertain, accept or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent, purchase agreement, merger agreement or other similar agreement with any Person other than Buyer or UK Buyer with respect to a sale of all or any substantial portion of the assets of the Acquired Companies, or a merger, consolidation, business combination, sale of all or any substantial portion of the Shares, or the liquidation or similar extraordinary transaction with respect to the Acquired Companies. In addition, each of Buyer, Seller and the Company (on behalf of itself and the Acquired Companies) agree during the Exclusivity Period to cease any direct or indirect efforts to acquire any interest in any company providing eDiscovery services or solutions (other than, in the case of Buyer, the Acquired Companies).

8.7 Employee Matters.

(a) For a period commencing upon the Closing Date and continuing for a reasonable period of time thereafter, Buyer shall use Reasonable Efforts to provide or cause the

Company to provide as of the Closing Date base salary or base wages, as applicable, employee benefits and annual bonus opportunities (the “Continuing Benefits”) that are, in the aggregate, at least substantially comparable to the Acquired Employees’ compensation and benefits as of the Closing Date, other than benefits under the Participation Plan; provided that such obligation shall not apply to any Acquired Employees who voluntarily transfer to another position of employment with Buyer or an Affiliate after the Closing Date or who voluntarily elect a reduced work schedule if, as a result of such change in status, the Acquired Employee’s base salary will be modified or the Acquired Employee does not meet the eligibility requirements under which such Continuing Benefits are provided. Buyer shall use Reasonable Efforts to cause all service with an Acquired Company or any ERISA Affiliate of the Company prior to the Closing Date by any Acquired Employee to be treated as if it were service with the Buyer or any of the Buyer’s Affiliates for purposes of determining severance benefits (which severance benefits (whether provided by an Acquired Company, Buyer or an Affiliate of Buyer) shall be substantially comparable to those currently provided by the applicable Acquired Company to such Acquired Employees, which are set forth in Schedule 8.7(a)) and for purposes of eligibility and vesting (and accrual of benefits with respect to vacation and sick time, but not benefits accrual with respect to any qualified Benefit Plan sponsored by the Buyer or its Affiliates) to the same extent such service was recognized under a similar Company Benefit Plan or any ERISA Affiliate of the Company as of the Closing Date. Buyer shall take all commercially reasonable steps to recognize for purposes of any health and welfare plans provided by Buyer, its Affiliates, or the Company to Acquired Employees following the Closing Date any copayments and deductibles paid by any Acquired Employee or dependent of such Acquired Employee under any Company Benefit Plan of the Acquired Companies with respect to health care expenses incurred prior to the Closing Date, and shall not exclude any preexisting conditions of any such Acquired Employee or dependents that were not excluded under the Company Benefit Plans immediately prior to the Closing Date.

(b) Buyer shall cause the Company to (i) satisfy all obligations consistent with each Acquired Company’s existing policies to reemploy or reinstate any individual who is on a leave of absence, paid or unpaid (including but not limited to a disability leave, a leave due to an injury or illness subject to workers’ compensation, military leave or a leave under the Family and Medical Leave Act) or is otherwise absent from active employment for any other reason on the Closing Date and whose most recent employment prior to the Closing Date was as an employee of an Acquired Company; and (ii) continue the payments to any such individual who is receiving short term disability pay on the day before the Closing Date under any Company Benefit Plan of an Acquired Company in accordance with the applicable Acquired Company’s short term disability plan or policy until the date that such payments would otherwise terminate under said short term disability plan or policy.

(c) The Company shall be solely and exclusively responsible and liable for providing continuation coverage mandated by COBRA under a group health care plan for any current or former employee of an Acquired Company or an ERISA Affiliate of the Company, or any qualified beneficiary thereof, within the meaning of Code Section 4980B(g)(1), who is, at any time, (i) entitled to such continuation coverage as a result of a qualifying event (as defined in Section 4980B of the Code) that occurred before, occurs in connection with, or occurs following the transactions contemplated by this Agreement; or (ii) receiving continuation coverage under a health care plan sponsored by an Acquired Company.

(d) No provision in this Section 8.7 is intended nor shall be construed to, except as otherwise required by Law, (i) create any third-party beneficiary rights in any person or organization, including employees or former employees of an Acquired Company, representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of Company Benefit Plans with respect to any compensation or benefits that may be provided, directly or indirectly, under any employee benefit plan, program, or arrangement, including the Company Benefit Plans or any Benefit Plan sponsored by Buyer or its Affiliates, (ii) be deemed to amend, modify, or establish any Benefit Plan that is currently or may in the future be sponsored, maintained, or contributed to by the Buyer or its Affiliates, (iii) prevent Buyer from modifying, amending or terminating any Benefit Plans, or (iv) create a right in any Person to employment with Buyer or any Acquired Company, it being understood that the employment of each Acquired Employee shall be “at will” employment.

8.8 Officer and Director Indemnification and Exculpation.

(a) For a period of six (6) years from and after the Closing Date, Buyer shall and shall cause the Company (or its successor or successors, as the case may be), jointly and severally, to indemnify, defend and hold harmless to the fullest extent permitted under applicable Law each present and former officer or director (in each case, other than Seller) of each Acquired Company (but solely in such capacities), determined as of the Closing Date (the “Covered Indemnitees”), against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages (including, but not limited to, punitive, aggravated or exemplary) or liabilities (collectively, “Covered Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (other than in connection with any claims for indemnification hereunder) (“Covered Claims”) arising out of or pertaining to matters existing or occurring prior to or at the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, and Buyer shall, and shall cause its Affiliates to, advance expenses relating thereto as incurred to the fullest extent permitted by applicable Law.

(b) Seller shall cause the Company to purchase a tail policy with respect to the Company’s existing directors and officers insurance policies, effective for a period of six (6) years from and after the Closing Date, with coverage in amount and scope at least as comprehensive as the Company’s existing directors and officers insurance policies.

(c) Buyer (or at Buyer’s election, the Company) shall be entitled to assume and control the defense of any Covered Claim with counsel reasonably acceptable to the Covered Indemnitee (subject to any required consent and/or reservation of rights of an insurer under a policy referred to in Section 8.8(b)); provided that if: (i) Buyer (or at Buyer’s election, the Company) has not assumed the defense of a Covered Claim within sixty (60) days following receipt of notice thereof; (ii) Buyer, the Company or an Affiliate of Buyer is also a party to the Covered Claim and the Covered Indemnitee determines in good faith after consultation with legal counsel that joint representation would be inappropriate due to a conflict of interest; or (iii) the indemnifying party fails to provide reasonable assurance to the Covered Indemnitee of its financial capacity to defend such Covered Claim and provide indemnification with respect to such Covered Claim in accordance with this Section 8.8(c), the Covered Indemnitee may assume and control such Covered Claim. The Covered Indemnitee involved in any such Covered Claim shall be, subject to the clearance of any conflicts, permitted to retain and employ such separate legal counsel as he or it elects, provided that such Covered Indemnitee shall bear the reasonable cost (subject to applicable advance or reimbursement as provided above) of such counsel with respect to Covered Claims the defense of which has been assumed by Buyer (or at Buyer’s election, the Company) as set forth above; provided that if Buyer has not so elected to assume and control such defense, Buyer shall bear such reasonable cost. If Buyer has assumed the Covered Claim, the Covered Indemnitee shall have the right to participate in defense of Covered Claims at his or her sole cost and expense.

(d) This Section 8.8 is intended to be for the benefit of, and shall be enforceable by, the Covered Indemnitees, their heirs and personal representatives, and shall be binding on Buyer and its successors and assigns, jointly and severally. If Buyer or the Company proposes to consolidate with or merge into any other corporation or entity and would not be the continuing or surviving corporation or entity of such consolidation or merger, then, prior to consummating such transaction, provisions reasonably satisfactory to Seller and Buyer may be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume in connection with such transaction all of the obligations set forth in this Section 8.8. If Buyer or the Company proposes to transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then both (i) Buyer and the Company, as the transferor, jointly and severally shall remain primarily liable for such Party’s obligations under this Section 8.8; and (ii) prior to consummating such transaction, provisions reasonably satisfactory to Seller and Buyer shall be made so that the transferee or transferees of Buyer or the Company’s properties and assets or outstanding voting securities, as the case may be, shall also assume in connection with such transaction liability for all of the obligations of the transferor set forth in this Section 8.8.

8.9 Release of Guaranties. With respect to each guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement issued by or for the account of Seller or any Seller Affiliates in relation to the business of any Acquired Company (or otherwise related to any Acquired Company) shown on Schedule 8.9 (collectively, the “Support Obligations”), Buyer shall make Reasonable Efforts to (a) obtain, prior to the Closing, substitute credit support arrangements in replacement for the Support Obligations, and (b) cause Seller and the Seller Affiliates, and, where applicable, their sureties or letter of credit issuers, to be fully and unconditionally released from their respective obligations under the Support Obligations, in form and substance reasonably satisfactory to Seller.

8.10 Dividends. Notwithstanding anything herein to the contrary, except for the matters described in Section 8.11, no Acquired Company shall (and Seller and the Company will not permit any Acquired Company to), at any time at or prior to the Closing, pay as dividends, distributions or otherwise any Cash held by any Acquired Company to Seller, or any Key Participant (except for such Key Participant’s ordinary compensation, benefits and reimbursement of expenses, in each case, paid in the ordinary course of business consistent with past practice); provided that the European Subsidiary Purchase Price shall be included in the calculation of the Purchase Price paid at the Closing as set forth in Article 2.

8.11 Excluded Assets.

(a) The transactions contemplated by this Agreement exclude, and prior to the Closing Date, the applicable Acquired Company will transfer to Seller or any designated Seller Affiliate (as directed by Seller), the assets listed or described on Schedule 8.11(a) (the “Excluded Assets”).

(b) Notwithstanding anything to the contrary provided elsewhere in this Agreement, none of the Company’s representations and warranties shall apply to any of the Excluded Assets.

(c) Buyer acknowledges that the Acquired Companies and Seller, between the Effective Date and the Closing Date, may be taking various actions required to transfer and assign the Excluded Assets from the applicable Acquired Company to Seller or a Seller Affiliate. After the Closing and upon reasonable request from time to time from Seller or any Seller Affiliates, and at no cost to Buyer or any Acquired Company, Buyer shall (and shall cause the Company to) use Reasonable Efforts to cooperate with and reasonably assist Seller or any Seller Affiliates in effecting all required assignments, conveyances and other agreements required to transfer and assign the Excluded Assets to Seller or any designated Seller Affiliate

(d) The Company or Seller shall, prior to any transfer of the Excluded Assets to Seller or any Seller Affiliate, use Reasonable Efforts to destroy or render unreadable and unrecoverable (or cause to be returned, destroyed or rendered unreadable and unrecoverable), all originals and copies (including backup and archived copies) of all (i) customer information belonging to the Acquired Companies, (ii) confidential information with respect to the employees of the Acquired Companies, (iii) financial information with respect to the Acquired Companies and (iv) Company Owned IP, in each case as contained in any such Excluded Assets. Any destruction of such materials shall employ a secure wipe process to irretrievably remove such materials from storage.

8.12 Stockholder Consent to Parachute Payments. As promptly as practicable after the execution of this Agreement, the Company shall submit to Seller (in a manner reasonably satisfactory to Buyer), for approval by Seller (who shall certify that he holds the number of shares of Company capital stock required by the terms of Section 280G(b)(5)(B) of the Code), a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G inapplicable to any and all Section 280G Payments. Any such approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that, in the absence of such approval, no Section 280G Payments shall be made. The form and substance of all approval documents contemplated by this Section 8.12, shall be subject to the prior review and reasonable approval of Buyer.

8.13 Financial Statements. Seller agrees to reasonably cooperate with the Certified Public Accountants to timely provide an audited consolidated balance sheet, statement of income, statement of stockholder’s equity and statement of cash flows for the Acquired Companies (as applicable) (i) as of the end of, and for the 12-month period ended December 31, 2014 (the “2014 Audited Financials”) and (ii) as of the end of, and for the period beginning January 1, 2015 and ending on the Closing Date (the “Audited Stub Financials”), in each case, to be delivered simultaneously to Seller and Buyer no later than ninety (90) days following the Closing Date. Seller, Buyer and the Company agree to enter into an engagement letter with the Certified Public Accountants prior to the Closing Date with respect to the preparation and delivery of the Audited Stub Financials, which engagement shall be conditioned on the occurrence of the Closing. Buyer shall pay (or shall reimburse Seller or the Company, as applicable, for) all fees, expenses and costs of the Certified Public Accountants incurred in the preparation and delivery of the Audited Stub Financials.

8.14 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Seller agrees that during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Seller will not, and will not permit his Affiliates to, directly or indirectly:

(i) engage, directly or indirectly, in any business anywhere that develops, produces, licenses, provides or supplies products or services of the kind developed, produced, licensed, provided or supplied by any of the Acquired Companies or Parent’s global eDiscovery business, in each case as existing as of the Closing Date, as each is conducted immediately prior to the Closing (collectively, the “Restricted Business”); or

(ii) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, or participate in the ownership, management or control of, any business engaged in the Restricted Business;

provided, however, that, the foregoing shall not prohibit Seller from owning as a passive investment two percent (2%) or less of the equity of any publicly traded entity, as long as Seller has no other connection or relationship with such entity.

(b) As a separate and independent covenant, Seller agrees that during the Restricted Period, Seller will not, and will not permit his Affiliates to, directly or indirectly:

(i) interfere with, attempt to interfere with, hire or attempt to hire, any officers, directors, employees (including any temporary, contract or limited duration employees), consultants, managers or independent contractors of Buyer, the Company or their respective Affiliates or induce or attempt to induce any of them to leave the employ of Buyer, the Company or their respective Affiliates, or violate the terms of their contracts, or any employment or consultancy arrangements, with Buyer, the Company or their respective Affiliates; provided that generalized advertisement of employment opportunities including in trade or industry publications (if not focused specifically on or directed in any way to any such individual) and soliciting (or hiring) any individual whose employment was terminated by Buyer, the Company or their respective Affiliates (as applicable) shall not be deemed to cause a breach of this Section 8.14(b)(i);

(ii) call upon, solicit, induce, advise or otherwise do, or attempt to do, business with any customer or referral source of any Acquired Company or the Restricted Business with whom Seller or any Acquired Company had any business dealings prior to the Closing in a manner that is competitive with the Restricted Business; or

(iii) induce any customer or referral source of any Acquired Company or the Restricted Business to cease or reduce doing business with the Buyer, the Company, their respective Affiliates or the Restricted Business.

(c) Mutual Nondisparagement.

(i) As a separate and independent covenant, Seller agrees that, during the Restricted Period, Seller will not, and will not permit his Affiliates to, make any statements to the public or to any customer, potential customer, supplier, potential supplier, business partner or potential business partner of Buyer, Parent, the Company or any of their respective Affiliates regarding Buyer, Parent, the Company or any of their respective Affiliates, in each case, that are or would be reasonably perceived to be disparaging or derogatory statements. The foregoing will not apply to any statement or remark (i) made in connection with seeking to enforce any right under this Agreement or defend against any claim made pursuant to this Agreement, (ii) made during the course of any Proceeding in which Buyer, Parent, the Company or any of their respective Affiliates is a party, (iii) with respect to any of Seller’s Affiliates, (A) not made on behalf of such Affiliate by an officer, director or spokesperson of such Affiliate or (B) not authorized by such Affiliate to be reported as being attributed to such Affiliate, or (v) made to any Governmental Entity as required by applicable Law.

(ii) As a separate and independent covenant, Buyer agrees that, during the Restricted Period, Buyer will not, and will not permit its Affiliates (including the Acquired Companies) to, make any statements to the public or to any customer, potential customer, supplier, potential supplier, business partner or potential business partner of Seller or his Affiliates regarding Seller or his Affiliates, in each case, that are or would be reasonably perceived to be disparaging or derogatory statements. The foregoing will not apply to any statement or remark (i) made in connection with seeking to enforce any right under this Agreement or defend against any claim made pursuant to this Agreement, (ii) made during the course of any Proceeding in which Seller or any Affiliate of Seller is a party, (iii) not made on behalf of Buyer or its Affiliates (including the Acquired Companies) by an officer, director or spokesperson of Buyer or its Affiliates (including the Acquired Companies), (iv) not authorized by Buyer or its Affiliates (including the Acquired Companies) to be reported as being attributed to Buyer or its Affiliates (including the Acquired Companies), or (v) made to any Governmental Entity as required by applicable Law.

(d) The Restricted Period shall be extended by the length of any period during which Seller is in breach of the terms of this Section 8.14.

8.15 Buyer Guaranty. Parent does hereby fully, absolutely, unconditionally and irrevocably guaranty the timely performance by (a) Buyer and UK Buyer of all their respective obligations hereunder (including the timely payment when due and owing of the payment obligations of Buyer and UK Buyer) and under each Ancillary Agreement to which Buyer or UK Buyer is party and (b) the Acquired Companies of all their respective obligations hereunder, but only to the extent arising on or after the Closing (including the timely payment when due and owing of the payment obligations of the Company hereunder arising on or after the Closing) and subject to the limitations on the obligations of Buyer, UK Buyer and each Acquired Company set forth in Article 13 (collectively, the “Buyer Obligations”).

(a) The obligations of Parent in this Section 8.15 are primary and not as surety only, and this guarantee constitutes a guarantee of payment when due and owing, and not merely of collection. Parent expressly waives any legal obligations, duty or necessity for Seller to proceed first against Buyer or UK Buyer, as applicable, or to exhaust any remedy Seller may have against Buyer or UK Buyer, as applicable. The obligations of Parent hereunder shall remain in full force and effect until all Buyer Obligations have been performed in full, without regard to, and shall not be released, discharged or in any way affected to the extent permitted by applicable Law (whether or not Parent shall have any knowledge or notice thereof) by: (i) any waiver, consent, change, extension, or indulgence in respect of any Buyer Obligation; (ii) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Buyer, UK Buyer or Parent; (iii) any assignment or other transfer of this Agreement or any Ancillary Agreement by Buyer or UK Buyer; (iv) any lien, charge, restriction or Encumbrance affecting Buyer or UK Buyer; (v) any sale or other disposition of all or any part of the capital stock or assets of Buyer or UK Buyer; or (vi) any payment by Buyer or UK Buyer which is recovered by Buyer’s or UK Buyer’s, as applicable, trustee in bankruptcy. Parent unconditionally waives, to the extent permitted by applicable Law, notice of any of the matters referred to in this Section 8.15, all notices which may be required by statute, rule of law or otherwise to preserve any rights against Parent hereunder, including, without limitation, any demand, proof or notice of nonpayment of any sums payable to satisfy any Buyer Obligation, any right to the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of any of the Buyer Obligations, any requirement of diligence and any requirement to mitigate the damages resulting from a breach of or default under this Agreement or the Ancillary Agreements by Buyer or UK Buyer. All of the Buyer Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guaranty and all dealings between the Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guaranty.

(b) Parent agrees that Seller may at any time and from time to time, either before or after the due date therefor, without notice to or further consent of Parent, extend the time of payment or renew any of the Buyer Obligations, and may also make any agreement with Buyer or UK Buyer, as applicable, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification or waiver of the terms thereof or of any agreement between Seller and Buyer or UK Buyer, as applicable, or any such other Person, without in any way impairing or affecting the provisions of this Section 8.15.

(c) Parent agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of counsel to Seller) incurred in the enforcement of this Section 8.15 against Parent.

(d) This Section 8.15 shall remain in full force and effect and be binding upon Parent and its successors and assigns until payment in full of all of the Buyer Obligations. If any of the present or future Buyer Obligations are guaranteed by any Persons in addition to Parent, the death, release or discharge, in whole or in part, or the bankruptcy, liquidation or dissolution of one or more of them shall not discharge or affect the liabilities of Parent under this Section 8.15.

(e) No failure to exercise and no delay in exercising, on the part of Seller, any right, remedy, power or privilege provided for in this Section 8.15 shall operate as a waiver thereof, nor shall any single or partial exercise by Seller of any right, remedy, power or privilege hereunder preclude any other or future exercise of any such right, remedy, power or privilege. Each and every right, remedy, power and privilege granted to Seller under this Section 8.15 or allowed to it by applicable Law shall be cumulative and not exhaustive of any other, and may be exercised by Seller from time to time.

8.16 Efforts to Close. Between the Effective Date and the Closing, except as otherwise provided herein, (a) the Company shall use Reasonable Efforts to cause the conditions in Article 10 to be satisfied; and (b) Buyer and UK Buyer shall use Reasonable Efforts to cause the conditions in Article 9 to be satisfied.

8.17 Mutual Release.

(a) Seller Release. Seller hereby agrees that, effective as of the Closing Date:

(i) Seller hereby releases and forever discharges each Acquired Company, and each of their respective individual, joint or mutual, past, present and future directors, officers, representatives, successors and assigns (each a “Company Releasee” and collectively, the “Company Releasees”) from any and all claims, demands, Proceedings, causes of action, judgments, writs or orders that Seller has as of the Closing Date, has ever had or may thereafter have against the respective Company Releasees, and from any and all obligations, contracts, debts, liabilities and obligations that any Company Releasee has as of the Closing Date Effective Time, has ever had or may thereafter have in favor of Seller, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with the Closing or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with the Closing or before the Closing Date, including any rights to indemnification or reimbursement from any Acquired Company, whether pursuant to their respective certificates of incorporation or by-laws (or comparable documents), contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date (in each case other than any claims, demands, Proceedings, causes of action, judgments, writs or orders arising under this Agreement or any Ancillary Agreement, and other than any claims, demands, Proceedings, causes of action, judgments, writs or orders the release of which would jeopardize or adversely affect the insurance policy purchased under Section 8.8(b)) (collectively, the “Seller Released Claims”).

(ii) Seller shall not directly or indirectly, assert any Seller Released Claim, or commence, institute or voluntarily aid in any way, or directly or indirectly cause to be commenced or instituted, any proceeding against any Company Releasee based upon or otherwise arising out of any Seller Released Claim.

(iii) Seller represents and warrants to each Company Releasee that (y) Seller has not transferred, assigned or otherwise disposed of any part of or interest in any Seller Released Claim, and (z) Seller is not aware of any pending Seller Released Claim as of the date of this Agreement.

(b) Company Release. The Company hereby agrees that, effective as of the Closing Date:

(i) The Company, on behalf of itself and each of the Acquired Companies and each of their respective current and former Related Persons (each a “Company Releasor” and collectively, the “Company Releasors”), hereby releases and forever discharges Seller from any and all claims, demands, Proceedings, causes of action, judgments, writs or orders that any Company Releasor has as of the Closing Date Effective Time, has ever had or may thereafter have against Seller, and from any and all obligations, contracts, debts, liabilities and obligations that Seller has as of the Closing Date, has ever had or may thereafter have in favor of any Company Releasor, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with the Closing or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with the Closing or before the Closing Date (in each case other than any claims, demands, Proceedings, causes of action, judgments, writs or orders arising under this Agreement or any Ancillary Agreement) (collectively, the “Company Released Claims”).

(ii) The Company shall not, and shall cause each other Company Releasor not to, directly or indirectly, assert any Company Released Claim, or commence, institute or voluntarily aid in any way, or directly or indirectly cause to be commenced or instituted, any proceeding against Seller based upon or otherwise arising out of any Company Released Claim.

(iii) The Company represents and warrants to Seller that (y) it has not transferred, assigned or otherwise disposed of any part of or interest in any Company Released Claim, and (z) it is not aware of any pending Claim as of the date of this Agreement.

8.18 Plan Participant Waivers. Between the Effective Date and the Closing, the Company shall use Reasonable Efforts to obtain an executed Plan Participant Waiver from each Plan Participant.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF SELLER AND THE COMPANY

The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date (or waiver by Seller and the Company) of each of the following conditions:

9.1 Accuracy of Representations and Warranties. All representations and warranties of Buyer and UK Buyer contained in this Agreement, disregarding all qualifications contained herein relating to materiality, shall be true and correct in all respects in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer’s or UK Buyer’s ability to perform its obligations hereunder (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date).

9.2 Performance of Covenants and Agreements. Buyer and UK Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.

9.3 Consents. There shall have been obtained any and all other Governmental Approvals and Third Party Consents specified on Schedule 9.3.

9.4 Legal Proceedings. No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Entity, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect nor shall there be pending any action or proceeding by or before any Governmental Entity (excluding any suits or other proceedings initiated by Buyer, UK Buyer or their respective Affiliates) challenging the lawfulness of or seeking to prevent any of the transactions contemplated by this Agreement or seeking monetary or other relief by reason of the consummation of any of such transactions.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer and UK Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date (or waiver by Buyer, on behalf of itself or UK Buyer, as applicable) of each of the following conditions:

10.1 Accuracy of Representations and Warranties. (a) The representations and warranties of Seller, the Key Participants and the Company contained in Sections 4.1(a), 4.1(b), 4.1(d), 4.2(a), 5.1(a), 5.1(d) and 5.19 shall be true and correct in all respects in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date) and (b) all other representations and warranties of Seller, the Key Participants and the Company contained in this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform his obligations hereunder (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date).

10.2 Performance of Covenants and Agreements. Seller and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller or the Company on or prior to the Closing Date, including all requirements set forth in Article 7, and all deliveries contemplated by Section 3.2 shall have been made.

10.3 Consents. There shall have been obtained any and all other Governmental Approvals and Third Party Consents specified on Schedule 10.3.

10.4 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect nor shall there be pending any action or proceeding by or before any Governmental Entity (excluding any suits or other proceedings initiated by the Company, Seller or their respective Affiliates) challenging the lawfulness of or seeking to prevent any of the transactions contemplated by this Agreement or seeking monetary or other relief by reason of the consummation of any of such transactions.

10.5 No Material Adverse Effect. Between the Effective Date and the Closing Date, there shall not have occurred any Material Adverse Effect that shall not have been substantially remedied or substantially cured prior to the Closing Date.

10.6 Release of Claims. Each of Clarity Litigation, LLC and Electronic Discovery of Baton Rouge Associates, L.L.C. shall have executed a release of claims substantially in the form attached hereto as Exhibit E-1. Itek Imaging, LLC shall have executed a release of claims substantially in the form attached hereto as Exhibit E-2.

10.7 Execution of Agreements. The Key Executives shall have executed the Employment Agreements and the Key Participants shall have executed the Noncompetition Agreements.

10.8 Section 280G Approvals. Seller shall have delivered the approvals contemplated by Section 8.12.

ARTICLE 11

TERMINATION

11.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before the Closing as follows:

(a) by Buyer or Seller, by written notice to the other, if any Law or final, non-appealable order of a court of competent jurisdiction restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated by this Agreement;

(b) by Seller or the Company, by written notice to Buyer, if Buyer has: (i) breached its obligation to make the payments described in Article 2 or Section 3.3; or (ii) breached, or UK Buyer has breached, in any material respect any other representation, warranty, covenant, agreement or obligation in this Agreement which would cause any of the conditions set forth in Article 9 not to be satisfied, and such breach, in the case of this clause (ii), if capable of being cured, has not been cured within 30 days following receipt of written notification thereof; provided, however, that if, at the end of such 30 day period, Buyer or UK Buyer, as applicable, is endeavoring in good faith, and proceeding diligently, to cure such breach, Buyer or UK Buyer, as applicable, shall have an additional 20 days in which to effect such cure; provided that neither Seller nor the Company may terminate this Agreement pursuant to this Section 11.1(b) if Seller or the Company is in material breach of any of its representations, warranties, covenants or agreements contained herein;

(c) by Buyer, by written notice to Seller and the Company, if Seller or the Company has breached any representation, warranty, covenant, agreement or obligation in this Agreement which would cause any of the conditions set forth in Article 10 not to be satisfied and such breach, if capable of being cured, has not been cured within 30 days following receipt of written notification thereof; provided, however, that if, at the end of such 30 day period, Seller or the Company (as applicable) is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller or the Company (as applicable) shall have an additional 20 days in which to effect such cure; provided that Buyer may not terminate this Agreement pursuant to this Section 11.1(c) if Buyer is in material breach of any of its representations, warranties, covenants or agreements contained herein;

(d) by Buyer, by written notice to Seller and the Company, within fifteen (15) days following delivery by Seller or Company to Buyer of an update to any Disclosure Schedule pursuant to Section 8.4 that contains new disclosure of any event, condition or other development that has had, or would be reasonably like to have, a Material Adverse Effect;

(e) by written notice from Seller or the Company to Buyer, or Buyer to Seller and the Company, as the case may be, in the event the Closing has not occurred on or prior to May 29, 2015, or such later date as Buyer, Seller and the Company may agree in writing (the “Outside Closing Date”); provided, however, that Buyer cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of Buyer to perform any of its covenants hereunder (including under Section 3.3), and neither Seller nor the Company may terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of Seller or the Company to perform any of its or his covenants hereunder (including under Section 3.2); or

(f) by written consent of both Buyer and Seller.

11.2 Effect of Termination.

(a) The rights of termination provided under Section 11.1 are in addition to any other rights a Party may have under this Agreement (including under Sections 14.5 and 14.13) or otherwise, and the exercise of a Party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 11.1, then (i) this Agreement will be of no further force or effect; provided, however, that Sections 8.1(b), 8.3 and 11.2, and Article 14 will survive the termination of this Agreement and will remain in full force and effect; and (ii) such termination will be without liability of or to any Party; provided, further, however, if such termination (1) is pursuant to Section 11.1(b) or (c), the non-terminating Party shall be liable for the terminating Party’s reasonable fees and expenses incurred in connection with the transactions contemplated by this Agreement, or (2) shall result from a material and willful breach by any Party to this Agreement (it being understood that the failure to cure a breach shall not, by itself, be a material and willful breach of this Agreement), then such Party shall be fully liable for any and all damages sustained or incurred by the other Party.

(b) Upon termination of this Agreement for any reason, each of Buyer and Seller shall return or destroy, in accordance with the terms of the Non-Disclosure Agreement, all documents and other materials of (i) each Acquired Company, in the case of Buyer, and (ii) Buyer or any of its Affiliates, in the case of Seller and the Company, in each case, whether obtained before or after the execution of this Agreement, and all information received by Buyer and Seller or the Company in connection with the transactions contemplated hereunder shall remain subject to the terms of the Non-Disclosure Agreement.

ARTICLE 12

TAX MATTERS

12.1 Liability for Taxes.

(a) (i) Except as set forth in Section 12.1(a)(ii), from and after the Closing, Seller shall be liable for fifty percent (50%) and the Key Participants shall be liable for fifty percent (50%) (severally and not jointly and severally in accordance with their Key Participant Pro Rata Shares), of any and all Losses incurred in connection with or arising from Taxes, including any federal, state, local, foreign or other Taxes, imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Tax Period, the portion of such Straddle Tax Period ending on and including the Closing Date; provided, however, that neither Seller nor the Key Participants shall be liable for (1) any income Tax liability to the extent such income Tax liability has been included in the computation of any Income Tax Payable or Income Tax Receivable for purposes of calculating the Participation Plan Amount and the Purchase Price, (2) any sales Tax liability to the extent that such sales Tax liability amount is set forth on the Closing Date Pro Forma Balance Sheet as finally determined pursuant to Section 2.3, or (3) any liability for any income Taxes arising with respect to the sale of the European Subsidiary Shares. For the avoidance of doubt, Taxes imposed on any Acquired Company as a result of, or that are related to, the transfer or sale of any (A) Excluded Asset pursuant to Section 8.11 or (B) European Subsidiary Shares pursuant to this Agreement, shall be allocated to a taxable year or period that ends on or before the Closing Date and to the extent available, net operating losses, deductions, credits or other items of loss of the Acquired Companies may be used to offset the Taxes arising with respect to the transfer or sale of the Excluded Assets or the European Subsidiary Shares.

(ii) From and after the Closing, the Key Participants (in accordance with their Key Participant Pro Rata Shares), severally but not jointly and severally, shall be liable for any and all Losses incurred in connection with or arising from any withholding Tax or similar amount owed with respect to any payment under the Participation Plan (whether pursuant to Section 2.4, Section 13.6 or otherwise) to any Plan Participant that is not being treated as a current employee, for employment Tax purposes, of an Acquired Company as of the date of any such payment.

(b) For purposes of paragraph (a) of this Section 12.1, whenever it is necessary to determine the liability for Taxes of any Acquired Company for any taxable year or period beginning on or before and ending after the Closing Date (a “Straddle Tax Period”), the determination of the Taxes of the Acquired Company for the portion of the Straddle Tax Period ending on and including the Closing Date shall be determined by assuming that the Straddle Tax Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Acquired Company for the Straddle Tax Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. For purposes of paragraph (a) of this Section 12.1, whenever it is necessary to determine the liability for Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Section 951 of the Code for the taxable year or period of such controlled foreign corporation that begins on or before and ends after the Closing Date, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the controlled foreign corporation were closed at the close of the Closing Date; provided, however, that Subpart F income (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code.

12.2 Tax Returns; Filing Responsibility.

(a) Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for any Acquired Company that relate to a taxable period that ends after the Closing Date, including all Tax Returns that relate to a Straddle Tax Period. All such Tax Returns shall be prepared, and all elections with respect to such Tax Returns shall be made, in accordance with applicable Law and in a manner consistent with the prior practice of such Acquired Company to the extent in compliance with applicable Law. With respect to any Tax Return to be filed by Buyer pursuant to this paragraph (a) that relates to any Straddle Tax Period, not less than 30 days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall (i) provide Seller with a draft copy of such Tax Return, and (ii) permit Seller to review and comment on each such Tax Return prior to filing such Tax Return, and (iii) make such revisions to each such Tax Return as are reasonably requested by Seller.

(b) Seller shall prepare and file or cause to be prepared and filed all Tax Returns for any Acquired Company that relate solely to taxable periods ending on or before the Closing Date. All Tax Returns that Seller is required to file or cause to be filed in accordance with this paragraph (b) shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practice of such Acquired Company to the extent in compliance with applicable Law and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date). Not less than 30 days prior to the due date for any Tax Return prepared by Seller pursuant to this paragraph (b), taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), Seller shall (i) provide Buyer with a draft copy of such Tax Return; (ii) permit Buyer to review and comment on each such Tax Return prior to filing such Tax Return; (iii) make such revisions to each such Tax Return as are reasonably requested by Buyer; and (iv) not file any such Tax Return without the written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned. Seller shall pay or cause to be paid fifty percent (50%) of all Taxes with respect to such Tax Returns, and the Key Participants (in accordance with their Key Participant Pro Rata Shares), severally but not jointly, shall pay, or cause to be paid, fifty percent (50%) of all Taxes with respect to such Tax Returns; provided, however, that neither Seller nor the Key Participants shall be liable for (i) any income Tax liability to the extent such income Tax liability has been included in the computation of any Income Tax Payable or Income Tax Receivable, or (ii) any sales Tax liability to the extent that such sales Tax liability amount is set forth on the Closing Date Pro Forma Balance Sheet as finally determined pursuant to Section 2.3.

(c) Seller shall reimburse Buyer for fifty percent (50%), and the Key Participants (in accordance with their Key Participant Pro Rata Shares), severally and not jointly, shall reimburse Buyer for fifty percent (50%) of any Taxes for which Seller and/or the Key Participants are liable pursuant to Section 12.1(a)(i), but which are remitted in respect of any Tax Return to be filed by Buyer pursuant to paragraph (a) of this Section 12.2 upon the written request of Buyer setting forth in detail the computation of the amount owed by Seller and the Key Participants. Each such reimbursement shall be made at least 10 days prior to the due date for paying such Taxes.

12.3 Amended Return. Except as required by applicable Law, Buyer shall not amend the Tax Returns of any Acquired Company that relate to any Tax period or portion thereof ending on or before the Closing Date in a manner that would increase Seller or any Key Participant’s Tax liability without the prior written consent of Seller and/or Participant Representative, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed.

12.4 Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes;

(b) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 12.2(a), and in connection therewith, provide the other party with any necessary powers of attorney;

(c) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of any Acquired Company;

(d) retain all books and records with respect to Tax matters pertinent to any Acquired Company, as applicable, relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority;

(e) make available to the other and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes of any Acquired Company;

(f) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of any Acquired Company; provided, that Buyer shall only be obligated to furnish copies of such correspondence to Seller to the extent such audit or information request relates to Taxes for which Seller may be liable under the terms of this Agreement; and

(g) Notwithstanding any other provision in this Section 12.4 and except as otherwise required by Law, the Buyer shall not and shall cause each Buyer Affiliate not to, without the prior written consent of the Seller and the Participant Representative (not to be unreasonably withheld, conditioned or delayed), submit any written correspondence or send any other document other than Tax Returns to a Taxing Authority where any Buyer Affiliate is aware or could reasonably be expected to be aware that submitting such written correspondence or sending such document other than Tax Returns will or is likely to materially increase Seller’s or any Key Participant’s liability for income or sales Tax pursuant to Article 12, without first affording Seller and the Participant Representative a reasonable opportunity to comment thereon and without taking account of any comments received so far as it is reasonable to do so.

12.5 Tax Contests. Any pending or threatened Tax audits or assessments relating to any Pre-Closing Tax Period shall be treated as a Third-Party Claim in accordance with Section 13.7.

12.6 Transfer Taxes. All Transfer Taxes applicable to the transfer of the Shares shall be borne twenty-five percent (25%) by Seller, twenty-five percent (25%) by the Key Participants (in accordance with their Key Participant Pro Rata Shares), severally but not jointly, and fifty percent (50%) by Buyer. Each party shall use its commercially reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

12.7 Tax Sharing Arrangements and Powers of Attorney. Any Tax Sharing Arrangement between any Acquired Company, on the one hand, and any Person, on the other hand, shall be terminated as to the applicable Acquired Company on or prior to the Closing, and after the Closing no Acquired Company shall have any liability thereunder. Any powers of attorney granted by any Acquired Company prior to the Closing relating to Taxes shall be terminated on or prior to the Closing and be of no effect following the Closing.

12.8 Tax Refunds. Neither Seller nor any Key Participant shall be entitled to any Tax refund received by Buyer or any Acquired Company that is attributable to any carryback of any taxable loss, including any net operating loss within the meaning of Code Section 172, for federal, state, local or foreign Tax purposes, to any Pre-Closing Tax Period.

12.9 Allocations. Each of the Parties shall be bound by the purchase price allocations set forth in Sections 2.1 and 2.2 with respect to the Shares and the European Subsidiary Shares for purposes of determining any Taxes, and shall prepare and file all Tax Returns to be filed with any Taxing Authority, make any election in any Tax Return, comport itself in any proceeding before any Taxing Authority (except as otherwise required by such Taxing Authority) and act otherwise in a manner consistent with such allocations.

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification.

(a) Subject to Sections 13.2 and 13.3 and the remaining provisions of this Section 13.1(a), after the Closing, Seller shall indemnify, defend and hold harmless Buyer, UK Buyer, any member of the Buyer Group and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i) any breach of or inaccuracy in, as of the Closing Date (as though made on and as of the Closing Date except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as though made on and as of such date), any representation or warranty of Seller contained in Section 4.1 or 8.17;

(ii) any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement; provided, however, that a breach of any covenant set forth in Article 12 shall be indemnified pursuant to Section 13.1(b)(iii) and not this Section 13.1(a); or

(iii) any dispute among Seller and one or more of the Applicable Participants with regard to the withholding, holding, use or release of any of the Adjustment Defense Fund (other than the obligation of the Company to pay, or the Buyer to cause the Company to pay, to the Applicable Participants amounts received by the Company from Seller pursuant to Section 2.4(a)).

Notwithstanding the foregoing, in no event shall Seller be liable pursuant to Sections 13.1(a) and 13.1(b) in the aggregate for any amount in excess of the amount of the Purchase Price actually received by Seller.

(b) Subject to Sections 13.2 and 13.3 and the remaining provisions of this Section 13.1(b), after the Closing, the Buyer Indemnified Parties will be indemnified, defended and held harmless (i) fifty percent (50%) by Seller and (ii) fifty percent (50%) by the Key Participants (severally and not jointly and severally, but in accordance with their Key Participant Pro Rata Shares), from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i) any breach of or inaccuracy in, as of the Closing Date (as though made on and as of the Closing Date except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as though made on and as of such date), any representation or warranty contained in Article 5 (but excluding Section 5.26);

(ii) any breach of any covenant or agreement contained in this Agreement that is, by its nature, to be performed by the Company prior to the Closing;

(iii) any breach of any covenant by Seller or any Key Participant contained in Article 12 or any Tax for which Seller and the Key Participants have liability pursuant to Article 12; provided, however, that any breach of the covenants of the Key Participants contained in, or any Tax for which the Key Participants have liability pursuant to, Section 12.1(a)(ii) shall be indemnified pursuant to Section 13.1(c)(iii) and not this Section 13.1(b);

(iv) any breach of or inaccuracy in, as of the Closing Date (as though made on and as of the Closing Date except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as though made on and as of such date), any representation or warranty contained in Section 5.26 (the “Earn Out Representation”); or

(v) any claim for a BAP Payment by any employee of an Acquired Company, whose employment has been terminated as of the Closing Date, unless such employee is (A) listed as a terminated employee on Schedule 5.16(b) and (B) indicated on Schedule 5.16(b) as party to a BAP Agreement (by an “X” marked in the column therein labeled “BAP $2500”).

Notwithstanding the foregoing provisions of this Section 13.1(b): (1) the sole and exclusive source of funds for the satisfaction of each claim under this Section 13.1(b) shall be the Seller Escrow Fund (with respect to the liability of Seller) and the Participant Escrow Fund (with respect to the liability of the Key Participants) with fifty percent (50%) of the amount of such claim to be paid from the Seller Escrow Fund and fifty percent (50%) of the amount of such claim to be paid from the Participant Escrow Fund; (2) the Buyer Indemnified Parties shall not make a claim for indemnification under this Section 13.1(b) for Losses with respect to any individual matter unless and until the aggregate Losses with respect to such matter exceed the De Minimis Amount; (3) the Buyer Indemnified Parties shall not make a claim for indemnification under this Section 13.1(b) for Losses until the sum of all such Losses satisfying subsection (2) above exceeds the Deductible Amount (after which point the Buyer Indemnified Parties will be eligible to make a claim for indemnification for the amount of Losses in excess of the De Minimis Amount (subject to any other limitations or restrictions contained in this Agreement)); and (4) in no event shall Seller’s aggregate liability arising out of or relating to this Section 13.1(b) exceed $6,500,000 and in no event shall the Key Participants’ aggregate liability arising out of or relating to this Section 13.1(b) exceed $6,500,000; provided, however, that the limitations set forth in subsections (1) through (4) above shall not apply to any breach of any Fundamental Representation or the Earn Out Representation or with respect to Section 13.1(b)(iii) or Section 13.1(b)(v), and Losses with respect to the foregoing shall be payable first fifty percent (50%) from the Seller Escrow Fund and fifty percent (50%) from the Participant Escrow Fund, and then, after no amounts remain in the Aggregate Escrow fund (for any reason), (y) fifty percent (50%) by Seller and (z) fifty percent (50%) by the Key Participants (severally and not jointly and severally, but in accordance with their Key Participant Pro Rata Shares), severally and not jointly and severally. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be liable pursuant to Sections 13.1(a) and 13.1(b) in the aggregate for any amount in excess of the amount of the Purchase Price actually received by Seller and in no event shall a Key Participant be liable pursuant to Sections 13.1(b) and 13.1(c) in the aggregate for any amount in excess of the amount of the Participation Plan Amount actually received by such Key Participant.

(c) Subject to Sections 13.2 and 13.3 and the remaining provisions of this Section 13.1(c), after the Closing, each Key Participant shall, severally and not jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i) any breach of or inaccuracy in, as of the Closing Date (as though made on and as of the Closing Date except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as though made on and as of such date) any representation or warranty of such Key Participant contained in Section 4.2;

(ii) any dispute among the Participant Representative and one or more of the Applicable Participants with regard to the withholding, holding, use or release of any of the Participation Liability Defense Fund (other than the obligation of the Company to pay, or the Buyer to cause the Company to pay, to the Applicable Participants amounts received by the Company from the Participant Representative pursuant to Section 2.4(b)); or

(iii) any breach of any covenant contained in Section 12.1(a)(ii) or any Tax for which the Key Participants have liability pursuant to Section 12.1(a)(ii).

Notwithstanding the foregoing: (1) the Key Participants shall be liable for Losses arising under Sections 13.1(c)(ii) or 13.1(c)(iii) severally and not jointly and severally in accordance with their Key Participant Pro Rata Shares, in each case, payable first from the Participant Escrow Fund and then, after no amounts remain therein for any reason, by the Key Participants in accordance with their Key Participant Pro Rata Shares; and (2) in no event shall a Key Participant be liable pursuant to Sections 13.1(b) and 13.1(c) in the aggregate for any amount in excess of the amount of the Participation Plan Amount actually received by such Key Participant.

(d) Subject to Section 13.2 and the remaining provisions of this Section 13.1(d), after the Closing, Buyer and the Company shall, jointly and severally, indemnify, defend and hold Seller, his Family and their respective successors, heirs and estates (the “Seller Indemnified Parties”), each Key Participant, the Family of each Key Participant and their respective successors, heirs and estates (the “Participant Indemnified Parties”, and, together with Seller Indemnified Parties and the Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against all Losses incurred or suffered by the Seller Indemnified Parties and the Participant Indemnified Parties resulting from:

(i) any breach of or inaccuracy in, as of the Closing Date (as though made on and as of the Closing Date except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as though made on and as of such date), any representation or warranty of Buyer or UK Buyer contained in Article 6 or Section 8.17;

(ii) any breach of any covenant or agreement contained in this Agreement or any Ancillary Agreement of: (1) Buyer, UK Buyer or Parent (to be performed from and after the Effective Date); or (2) the Company (to be performed after the Closing).

Notwithstanding the foregoing: (1) none of the Seller Indemnified Parties nor Participant Indemnified Parties shall make a claim for indemnification under Section 13.1(d)(i) for Losses with respect to any individual matter unless and until the aggregate Losses with respect to such matter exceed the De Minimis Amount; (2) none of the Seller Indemnified Parties nor Participant Indemnified Parties shall make a claim for indemnification under Section 13.1(d)(i) for Losses until the sum of all such Losses satisfying subsection (1) above exceeds the Deductible Amount (after which point the Seller Indemnified Parties or Participant Indemnified Parties, as the case may be, will be eligible to make a claim for indemnification for the amount of Losses in excess of the De Minimis Amount (subject to any other limitations or restrictions contained in this

Agreement)); and (3) in no event shall the aggregate liability of Buyer, UK Buyer and Parent arising out of or relating to Section 13.1(d)(i) exceed the Purchase Price; provided, however, that the limitations set forth in subsections (1) through (3) above shall not apply to any breach of any Fundamental Representation by Buyer, UK Buyer or Parent.

13.2 Survival.

(a) The representations, warranties, covenants, agreements and obligations in this Agreement shall survive the Closing; provided, however, except as expressly provided in Section 13.2(b) below, no Party will have liability (for indemnification or otherwise) to the other Parties with respect to a breach of any representation or warranty unless, on or before the date that is fifteen (15) months after the Closing Date, the applicable Indemnified Party notifies the Indemnifying Party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the applicable Indemnified Party.

(b) The Fundamental Representations shall survive the Closing indefinitely, except for those representations and warranties contained in Sections 5.8 (Tax Matters) and 5.15 (Benefit Plans), which shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. For the avoidance of doubt, the covenants contained in Article 12 shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

13.3 Additional Limitations on Liability.

(a) Any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article 13 shall use Reasonable Efforts to mitigate the Loss including taking any actions reasonably requested by the Indemnifying Party. Any out-of-pocket costs incurred by an Indemnified Party in connection with such requested actions, and (to the extent such Losses are otherwise recoverable hereunder) any other out-of-pocket costs reasonably incurred by an Indemnified Party in connection with such mitigation, shall constitute additional Losses subject to indemnification (and the Indemnifying Party shall reimburse the Indemnified Party promptly with respect thereto or, to the extent reasonably practicable, directly fund any such out-of-pocket costs incurred).

(b) No Party shall have any liability for any Loss which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date.

(c) The Losses suffered by any Indemnified Party shall be calculated after giving effect to any amounts actually received from Third Parties, including insurance proceeds, in each case net of the reasonable out-of-pocket costs and expenses associated with such recoveries (it being understood and agreed that the Indemnified Parties shall use Reasonable Efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder). If any insurance proceeds or other recoveries from Third Parties are actually realized (in each case calculated net of the reasonable out-of-pocket costs and expenses associated with such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or Third Party recoveries relate, the Indemnified Party shall hold such amounts in trust and appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

(d) Buyer and Seller agree to report each indemnification payment made in respect of a Loss as an adjustment to the Purchase Price for federal income Tax purposes unless the Indemnified Party determines in good faith that such reporting position is incorrect.

(e) No Indemnified Party shall be entitled to recover under this Article 13 or otherwise with respect to, and the term “Losses” shall not include, (i) consequential or special damages, including those that consist of lost profits or (ii) punitive or exemplary damages; provided that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any component of any claim, settlement, award or judgment against such party by any Third Party.

(f) Notwithstanding anything in the foregoing to the contrary, the above limitations in Sections 13.3(a), (b), (c) and (e) shall not apply to any Loss indemnified pursuant to Section 13.1(b)(iii) or Section 13.1(c)(iii).

13.4 Accounts Receivable. If a Buyer Indemnified Party recovers any Losses from Seller or any Key Participant in connection with a claim arising out of a breach of Section 5.14 related to the collectability of any accounts receivable, and thereafter (but before the end of the two year anniversary of the Closing Date) any Buyer Indemnified Party collects any such accounts receivable for which the underlying claim was made, the Buyer Indemnified Party shall hold such amounts in trust and appropriate refunds shall be promptly made to Seller and the Key Participants (as applicable) up to the amount of the Losses recovered in connection with such claim.

13.5 Exclusive Remedy. After the Closing, the indemnification provisions set forth in this Article 13 are and shall be the sole and exclusive remedy of each Party (including the Seller Indemnified Parties, the Participant Indemnified Parties, the Buyer Indemnified Parties and the Company) with respect to this Agreement and the transactions contemplated herein; provided, however, this sentence shall not be deemed (a) a waiver by any Party of its right to seek specific performance or injunctive relief in accordance with Section 14.5 in the case of another Party’s failure to comply with the covenants made by such other Party to be performed after the Closing or (b) to limit any Party’s rights (i) arising from and specific to any of the Ancillary Agreements, (ii) to assert claims against Parent under Section 8.15, or (iii) to assert a claim of fraud against any other Party unless such claim is based upon any representations or warranties the reliance upon which Buyer has disclaimed pursuant to Section 6.10.

13.6 Escrow Release. Buyer, Seller and Participant Representative each agree to take promptly all action required under this Agreement and the Escrow Agreement, including, if and as applicable, the execution and delivery of instructions to the Escrow Agent directing the release of funds held by the Escrow Agent, to cause the Escrow Agent to release the amounts of the Seller Escrow Fund and the Participant Escrow Fund, as applicable, in accordance with the terms of this Agreement and the Escrow Agreement. Any amounts to be paid to the Applicable Plan Participants shall be paid by the Escrow Agent to the Company, and within five (5)

Business Days thereafter, the Company shall pay (and Buyer shall cause the Company to pay) such remainder to the Applicable Plan Participants according to their respective Applicable Plan Participant Pro Rata Shares, in accordance with Section 2.4.

13.7 Procedure with Respect to Third-Party Claims.

(a) If any Indemnified Party becomes subject to a pending or threatened claim of a Third Party and such Indemnified Party (the “Claiming Party”) believes it has a claim against any other Party (the “Responding Party”) as a result, then the Claiming Party shall promptly notify the Responding Party in writing of the basis for such claim setting forth the nature of the claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such claim is prejudiced by the failure to give such notice.

(b) If any proceeding is brought by a Third Party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 13.7, the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding (and the Responding Party’s assumption of such defense shall conclusively establish for purposes hereof that such Third Party claim is within the scope of and subject to indemnification hereunder), if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense; (ii) the Responding Party conducts the defense of the Third Party claim actively and diligently with counsel reasonably satisfactory to the Claiming Party; and (iii) in the case where the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith and upon the advice of outside counsel that joint representation would be inappropriate because of a conflict in interest; provided that, notwithstanding the foregoing or anything else to the contrary contained herein, if the Responding Party is Seller and the Key Participants in respect of a matter subject to indemnification pursuant to Section 13.1(b), the rights of the Responding Party under this Section 13.7 shall be exercised by Seller and the Participant Representative jointly and Buyer may rely on and accept the acts, disclosures and communications of either Seller or the Participant Representative taken or made pursuant to this Article 13 with respect to a Third Party claim as though made separately by Seller and each Key Participant and may rely on notices provided to Seller and the Participant Representative as a notice provided to Seller and each Key Participant. In addition, each of Seller, the Participant Representative and each Key Participant agrees to hold Buyer and its Affiliates harmless and not to make a claim against Buyer or any of its Affiliates with respect to or in connection with Buyer’s reliance on either Seller or the Participant Representative pursuant to this Section 13.7(b). The Claiming Party, in its sole discretion, shall have the right to engage separate counsel (who may be selected by the Claiming Party in its sole discretion, subject to the clearance of any conflicts) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party and the Responding Party shall reasonably cooperate with each other and their respective counsel in the defense or compromise of such claim. If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such claims may be effected by the Responding Party without the Claiming Party’s consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (y) the sole relief provided is monetary damages that are paid in full by the Responding

Party and (z) such compromise or settlement completely, finally and unconditionally releases the Claiming Party in connection with such claim; provided, however, that if such proceeding or Third Party claim relates to Taxes that could affect the Tax liability, Tax reporting position, or any other Tax obligation of Buyer, any Acquired Company or any other Buyer Group Person for any Tax period ending after the Closing, then in no event shall Seller, Participant Representative nor any Affiliate of any such party be entitled to settle, either administratively, after the commencement of litigation or otherwise, such claim for Taxes without the prior written consent of Buyer.

(c) Notwithstanding Section 13.7(b), if: (i) notice is given by the Claiming Party to the Responding Party of the commencement of any legal proceeding by a Third Party and no Responding Party gives notice, within 30 days after the Claiming Party’s notice is received, to the Claiming Party of its election to assume the defense of such legal proceeding; (ii) any of the conditions set forth in clauses (i) through (iii) of Section 13.7(b) are or become unsatisfied; or (iii) a legal proceeding by a Third Party seeks specific performance that will adversely affect the Claiming Party or involves criminal allegations, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending, compromising or settling such Third Party claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such Third Party claim, to the extent it is ultimately determined that such Responding Party is liable with respect to such Third Party claim for a breach under this Agreement and subject to the limitations of liability otherwise set forth herein. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

ARTICLE 14

MISCELLANEOUS

14.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any Party (each a “Notice”) shall be in writing and shall be deemed to have been duly delivered, given, made or received if: (a) delivered personally; (b) transmitted by first class certified mail, postage prepaid, return receipt requested; or (c) delivered by prepaid overnight courier service to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

If to Buyer, UK Buyer or Parent (or the Company after the Closing):

Epiq Systems, Inc.

Attn: Brad D. Scott, President and Chief Operating Officer

501 Kansas Avenue

Kansas City, Kansas 66105

with a copy (which shall not constitute Notice) to:

Epiq Systems, Inc.

Attn: Jayne Rothman, Senior Vice President and General Counsel

501 Kansas Avenue

Kansas City, Kansas 66105

and

Sidley Austin LLP

555 West Fifth Street, Suite 4000

Los Angeles, California 90013

Attn: Kelly L.C. Kriebs

If to Seller (or the Company before Closing):

R. Kent Teague II

1719 Angel Parkway, Suite 400

Box 113

Allen, Texas 75002

with a copy (which shall not constitute Notice) to:

Bryan Cave LLP

1200 Main Street, Suite 3800

Kansas City, Missouri 64105

Attn: Kent D. Wittrock and Robert M. Barnes

If to the Key Participants:

Major Baisden as Participant Representative

1526 Walnut

Kansas City, Missouri 64108

with a copy (which shall not constitute Notice) to:

Tony Bonuchi

601 Walnut

Kansas City, Missouri 64105

Notices shall be effective: (x) if delivered personally or sent by courier service, upon delivery at such address; or (y) if mailed, the date of delivery as shown by the return receipt therefor.

14.2 Entire Agreement. This Agreement, together with the Disclosure Schedules and the Ancillary Agreements, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings among the Parties, other than those expressly set forth or referred to herein or therein.

14.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto; provided that each of Buyer and UK Buyer may assign any of its respective rights hereunder, without the prior written consent of any other Party, (a) to any of its Affiliates and (b) by way of security and such secured party may assign such rights by way of exercise of remedies; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Except as otherwise provided herein (including Sections 8.8, 8.17 and 13.1), nothing in this Agreement is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

14.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.5 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each other Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by him or it herein, the non-breaching Parties may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Parties and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such other Party.

14.6 Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyer, the Company, Seller and the Participant Representative.

14.7 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

14.8 Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without regard to its conflict of laws rules or principles.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in or for Kansas City, Missouri with respect to any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined exclusively in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(C) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.8(c).

14.9 Further Assurances. From time to time following the Closing, at the request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

14.10 Disclosure Schedules. The Company has set forth information on the Disclosure Schedules in a section that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedules need not be set forth in any other section of the Disclosure Schedules so long as its relevance to such other section of the Disclosure Schedules or section of this Agreement is reasonably apparent on its face. The Parties acknowledge and agree that (a) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Buyer, and (b) the disclosure by the Company of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Company or Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

14.11 Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

14.12 Privilege and Related Matters. Recognizing that Bryan Cave LLP has acted as legal counsel to the Company and Seller prior to the Effective Date and that Bryan Cave LLP intends to act as legal counsel to Seller after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Bryan Cave LLP representing Seller, any Seller Affiliates, the Plan Participants or the Participant Representative after the Closing concerning the transactions contemplated herein in a manner adverse to Buyer or its Affiliates, even though Bryan Cave LLP may have represented the Company in a matter substantially related to a dispute between such parties, or may be handling ongoing matters for the Company unrelated to the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, the Company and their respective Affiliates, on the one hand, and Bryan Cave LLP, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated herein (the “Communications”) shall be deemed to be attorney-client confidences that, following the Closing, belong solely to Seller (and not Buyer or any Acquired Company). Accordingly, neither Buyer nor the Company, nor any of their Affiliates, shall have access from and after the Closing to any Communications or to the files of Bryan Cave LLP relating to the negotiation, documentation and consummation of the transactions contemplated herein. Without limiting the generality of the foregoing, from and after the Closing, (a) Seller shall be the sole holder of the attorney-client privilege with respect to the transactions contemplated herein, and none of the Company or its Affiliates shall be a holder thereof, (b) to the extent that files of Bryan Cave LLP constitute property of its client for purposes of the transactions contemplated herein, only Seller shall hold such property rights, and (c) Bryan Cave LLP shall have no duty whatsoever to reveal or disclose any Communications or such files to the Company or any of its Affiliates by reason of any attorney-client relationship between Bryan Cave LLP and the Company or otherwise. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, Seller shall be permitted to remove from each Acquired Company’s premises or servers any email, document or other record containing Communications. From and after the Closing, upon the reasonable request of Seller, Buyer shall cause the Company to provide to Seller any Communications, specifically identified by Seller, that was inadvertently not so removed prior to the Closing.

14.13 Attorney Fees. A Party in breach hereof shall, on demand, indemnify and hold harmless the other Parties for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other Parties by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Parties may be entitled hereunder or otherwise.

14.14 Participant Representative. Each Key Participant agrees that Seller and Buyer may rely on and accept the acts, disclosures and communications of the Participant Representative with respect to this Agreement (other than with respect to the Article 2 Provisions), including with respect to matters arising under Article 12 or matters subject to indemnification pursuant to Section 13.1(b), as though made separately by each Key Participant and may rely on notices provided to the Participant Representative as a notice provided to each Key Participant. In addition, each Key Participant agrees to hold Seller, Buyer and their respective Affiliates harmless and not to make a claim against any of the foregoing with respect to or in connection with Buyer’s or Seller’s reliance, as applicable, on the Participant Representative pursuant to this Section 14.14. Except with respect to the Article 2 Provisions, the Key Participants irrevocably constitute and appoint the Participant Representative as the true and lawful agent and attorney-in-fact of the Key Participants with full powers of substitution to act in the name, place and stead of the Key Participants with respect to performance on behalf of the Key Participants under the terms and provisions of this Agreement in connection with the transactions contemplated hereunder, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Participant Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(a) Except as provided above, act exclusively for the Key Participants with respect to all matters referred to in this Agreement and the Escrow Agreement, including the right to compromise or settle indemnification claims on behalf of the Key Participants;

(b) Comply with orders of courts and awards of arbitrators with respect to any claims against the Participation Plan or the Key Participants in connection with this Agreement or the Escrow Agreement;

(c) Authorize payments to any third parties out of the Participant Escrow Fund or the Participation Liability Defense Fund;

(d) Amend or waive any provision of this Agreement or the Escrow Agreement in any manner that does not differentiate among the Key Participants;

(e) Employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Participant Representative, in his sole discretion, deems necessary or advisable in the performance of the duties of the Participant Representative;

(f) Incur any expenses, liquidate and withhold assets received on behalf of the Key Participants prior to their payment to the Key Participants to the extent of any amount that the Participant Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose, which will be available to the Participant Representative solely to cover expenses of the Participant Representative incurred in connection with his duties under this Agreement (including in connection with any dispute or claim with respect to the transactions contemplated herein, and indemnities to which it is entitled as the Participant Representative);

(g) Receive and object to all notices, communications and deliveries under this Agreement or the Escrow Agreement on behalf of the Key Participants; and

(h) Do or refrain from doing any further act or deed on behalf of the Key Participants that the Participant Representative deems necessary or appropriate, in the sole discretion of the Participant Representative, relating to the subject matter hereof as fully and completely as the Key Participants could do if personally present and acting and as though any reference to such Key Participants herein was a reference to the Participant Representative.

The appointment of the Participant Representative shall be deemed coupled with an interest and shall be irrevocable, and any third party may conclusively and absolutely rely, without inquiry, upon any action of the Participant Representative as the action of each Key Participant in all matters referred to herein (except with respect to the Article 2 Provisions). In the event the Participant Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Participant Representative shall be the Key Participant that the Key Participants appoint by majority vote. No bond shall be required of the Participant Representative, and the Participant Representative shall receive no compensation for his services. Notices or communications to or from the Participant Representative shall constitute notice to or from each Key Participant. The Participant Representative shall not be liable to the Key Participants for any act done or omitted hereunder as Participant Representative while acting in good faith and without gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of satisfaction of such standard of care. The Key Participants shall individually and ratably (in accordance with their Key Participant Pro Rata Shares) indemnify the Participant Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Participant Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. A decision, act, consent or instruction of the Participant Representative shall constitute a decision of all Key Participants and shall be final, binding and conclusive upon each Key Participant (except with respect to the Article 2 Provisions). The Company, Buyer and Seller each may rely upon any decision, act, consent or instruction of the Participant Representative in connection with this Agreement, the Participant Escrow Fund or the Participation Liability Defense Fund, as applicable, as being the decision, act, consent or instruction of each and every Key Participant.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

BUYER

EPIQ SYSTEMS ACQUISITION, INC.

By:	/s/ Karin-Joyce Tjon Sien Fat
Name:	Karin-Joyce Tjon Sien Fat
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Stock Purchase Agreement

PARENT

EPIQ SYSTEMS, INC.

By:	/s/ Karin-Joyce Tjon Sien Fat
Name:	Karin-Joyce Tjon Sien Fat
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Stock Purchase Agreement

UK BUYER

EPIQ SYSTEMS, LTD.

By:	/s/ Karin-Joyce Tjon Sien Fat
Name:	Karin-Joyce Tjon Sien Fat
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Stock Purchase Agreement

COMPANY

IRIS DATA SERVICES, INC.

By:	/s/ Major Baisden
Name:	Major Baisden
Title:	President

Signature Page to Stock Purchase Agreement

SELLER

/s/ R. Kent Teague II
R. Kent Teague II

Signature Page to Stock Purchase Agreement

KEY PARTICIPANT:

/s/ Major Baisden
Major Baisden

PARTICIPANT REPRESENTATIVE:

/s/ Major Baisden
Major Baisden

Signature Page to Stock Purchase Agreement

KEY PARTICIPANT:

/s/ Paul Rowlett
Paul Rowlett

Signature Page to Stock Purchase Agreement

KEY PARTICIPANT:

/s/ Damon Goduto
Damon Goduto

Signature Page to Stock Purchase Agreement

KEY PARTICIPANT:

/s/ Thomas Collins
Thomas Collins

Signature Page to Stock Purchase Agreement

KEY PARTICIPANT:

/s/ Bryan Allen
Bryan Allen

Signature Page to Stock Purchase Agreement

KEY PARTICIPANT:

/s/ Joel Harding
Joel Harding

Signature Page to Stock Purchase Agreement

KEY PARTICIPANT:

/s/ Irvin Marchand
Irvin Marchand

Signature Page to Stock Purchase Agreement

KEY PARTICIPANT:

/s/ Jeff Hirvela
Jeff Hirvela